UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BURLINGTON STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

June 1, 2015

Dear Burlington Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Burlington Stores, Inc., which will be held at the company’s corporate offices located at 1830 Route 130 North, Burlington, New Jersey 08016 on July 17, 2015 at 10:00 a.m. Eastern Time. All holders of shares of our outstanding common stock as of the close of business on May 22, 2015 are entitled to vote at the meeting. Details of the business to be conducted at the annual meeting are given in the notice of annual meeting of stockholders and the proxy statement.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

Thomas A. Kingsbury

Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the envelope which accompanied the card. Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the accompanying proxy statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions to do so, your nominee will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Burlington’s independent registered certified public accounting firm. We strongly encourage you to vote.

BURLINGTON STORES, INC.

2006 Route 130 North

Burlington, New Jersey 08016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 17, 2015

The Annual Meeting of Stockholders of Burlington Stores, Inc. will be held at the company’s corporate offices, located at 1830 Route 130 North, Burlington, New Jersey 08016, on July 17, 2015 at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect three members of Burlington Stores, Inc.’s Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending January 30, 2016; and

3.	To obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers.

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is May 22, 2015.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert LaPenta, Vice President and Treasurer

Burlington, New Jersey

June 1, 2015

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on July 17, 2015:

This notice of annual meeting of stockholders, the accompanying proxy statement, and our annual report to stockholders are all available at http://www.astproxyportal.com/ast/18550/

BURLINGTON STORES, INC.

2006 Route 130 North

Burlington, New Jersey 08016

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Burlington Stores, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at the company’s corporate offices, located at 1830 Route 130 North, Burlington, New Jersey 08016, on July 17, 2015 at 10:00 a.m. Eastern Time, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about June 1, 2015 to stockholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the annual meeting are:

1.	to elect three members of Burlington Stores, Inc.’s Board of Directors;

2.	to ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending January 30, 2016; and

3.	to obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers.

Each proposal is described in more detail in this proxy statement.

VOTING

Voting Rights

Only stockholders of record of Burlington Stores, Inc.’s (“Burlington”, “the Company”, “we”, “us”, or “our”) common stock on May 22, 2015, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 75,675,219 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 30, 2016 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of Burlington’s named executive officers (Proposal 3).

The affirmative vote of the holders of a plurality of votes properly cast by the stockholders entitled to vote at the annual meeting is required for the election of directors. Stockholders may not cumulate votes in the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes properly cast and entitled to vote on the proposal. Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a plurality or majority of the votes cast.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendations of the Board of Directors

Burlington’s Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 30, 2016 (Proposal 2); and

•	FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3).

Voting via the Internet, by Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC), then you may vote either in person at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone or receive a paper proxy card to vote by mail. Telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on July 16, 2015.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees for election to the Board of Directors (Proposal 1), FOR the ratification of the appointment of Deloitte & Touch LLP as our independent registered certified public accounting firm for the fiscal year ending January 30, 2016 (Proposal 2), FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the annual meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the annual meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, or by using the voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, this results in a broker non-vote and the nominee will not vote your shares on the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), but can exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 30, 2016 (Proposal 2) and register your shares as being present at the annual meeting for purposes of determining a quorum.

Changing or Revoking Your Proxy

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name”, you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview of Our Board Structure

We were organized in 2013 under the name Burlington Holdings, Inc. as a Delaware corporation to be the ultimate parent corporation of Burlington Coat Factory Warehouse Corporation (“BCFWC”). BCFWC was initially organized in 1972 as a New Jersey corporation and was reincorporated in 1983 in Delaware when it became a public company. BCFWC was acquired in April 2006 by affiliates of Bain Capital Partners, LLC (along with its associated investment funds, or any successor to its investment management business, “Bain Capital”) in a take private transaction (the “Merger Transaction”). In September 2013, we changed our name to Burlington Stores, Inc. In October 2013, we issued and sold an aggregate of 15,333,333 shares of common stock at a price of $17.00 per share in our initial public offering (the “IPO”).

Following the IPO until the completion of a secondary public offering of shares by affiliates of Bain Capital and certain other selling stockholders on October 10, 2014 (the “October 2014 Secondary Offering”), affiliates of Bain Capital continued to control a majority of the voting power of our outstanding common stock and we were a “controlled company” under the New York Stock Exchange (“NYSE”) corporate governance standards. Following the October 2014 Secondary Offering, we were no longer a “controlled company” under the NYSE corporate governance standards. As a result, we were required to, among other things, (i) appoint a majority of independent directors to our Board of Directors within one year of the date of the October 2014 Secondary Offering; and (ii) have our compensation and nominating and corporate governance committees be composed entirely of independent directors within one year of such date. As discussed below under the caption entitled “Independent Directors,” our Board of Directors currently consists of a majority of independent directors and our Compensation and Nominating and Corporate Governance Committees, as well as our Audit Committee, are composed entirely of independent directors.

In September 2014, the Board of Directors increased the number of directors serving on the board from seven to eight and, upon the recommendation of the Nominating and Corporate Governance Committee, elected Frank Cooper, III and William McNamara, effective as of September 16, 2014, as Class II members of the Board to fill the newly created directorship and the pre-existing vacancy created as a result of the resignation of Mark Verdi on January 17, 2014. Jordan Hitch, Joshua Bekenstein and Tricia Patrick, each of whom is associated with Bain Capital, serve as three of the eight current members of our Board of Directors. The other current members of the Board of Directors are Thomas A. Kingsbury, our Chairman, President and Chief Executive Officer, Paul Sullivan and John Mahoney.

Nominees for Election at this Annual Meeting

At the annual meeting, stockholders will consider the election of three (3) directors for terms ending in 2018. The number of directors of the Company is presently fixed at eight, and the directors are divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III.

The directors in each class are elected for terms of three years so that the term of office of one class of directors expires upon election of their respective successors at each annual meeting. Messrs. Kingsbury, Cooper and McNamara, each a current Class II director, have been nominated for election by the Board of Directors at the annual meeting.

The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a substitute nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The following sets forth the name, age (as of May 22, 2015) and information regarding the business experience and qualifications of each of the Class II nominees:

Thomas A. Kingsbury, 62, has served as our President and Chief Executive Officer, and on our Board of Directors, since December 2008. Mr. Kingsbury was appointed Chairman of the Board in May 2014. Prior to joining us, Mr. Kingsbury served as Senior Executive Vice President—Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation from August 2006 to December 2008. Prior to joining Kohl’s, Mr. Kingsbury served in various management positions with The May Department Stores Company, an operator of department store chains, commencing in 1976 and as President and Chief Executive Officer of the Filene’s division since February 2000. Mr. Kingsbury’s day-to-day leadership and experience as our President and Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

Frank Cooper, III, 51, has served as a member of our Board of Directors since September 2014 and currently serves as a member of our Nominating and Corporate Governance Committee. Mr. Cooper has served as Chief Marketing Officer, Global Consumer Engagement, for PepsiCo’s Global Beverages Group since January 2010 when he was promoted from Chief Marketing Officer, Sparkling Beverages — PepsiCo Americas Beverages. Prior to joining PepsiCo in 2003, Mr. Cooper applied his marketing expertise in the Internet and Entertainment industries. From 2001 until 2003, he was Vice President Interactive Marketing at America Online. In 1998, he co-founded the Internet company Urban Box Office Networks, UBO.net. Mr. Cooper began his career in marketing at iconic music labels, including Motown and Def Jam Records. In addition to Burlington, Mr. Cooper currently serves on the boards of the American Advertising Federation (for which he was Chairman from 2009-2011) and New York-based technology start-up Flyby Media. Mr. Cooper possesses extensive experience in marketing, building brand awareness, developing digital strategies and platforms and managing consumer products, and his executive experience with a large global company has given him expertise in corporate management.

William P. McNamara, 64, has served as a member of our Board of Directors since September 2014 and currently serves as a member of our Audit Committee and our Compensation Committee. Mr. McNamara possesses over 30 years of experience in retail with two prominent department stores, Macy’s/Federated and May Department Stores Company. Mr. McNamara began his career at Filene’s, a division of May Department Stores, rising through the ranks of the merchandising organization. In 1998, Mr. McNamara was promoted to President of the May Merchandising Company to lead all brand merchandising and product development. In 2000, he was promoted to Vice Chairman of May Department Stores Company where he had direct responsibility for all of its department store divisions. In 2005, upon completion of the merger between Federated and May, he became Chairman and Chief Executive Officer of the company’s Midwest division. In 2008, Mr. McNamara became President of Macy’s Reinvent Strategies and served in that capacity through his retirement in 2009. Mr. McNamara volunteers at several organizations, including Loyola Academy of St. Louis, The United Way of Greater St. Louis, and Junior Achievement of St. Louis where he participates on the Board of Directors and Advancement Committee. Mr. McNamara’s long career in retail has given him broad experience in large retail chain management, including merchandising and product development.

Recommendation of the Board of Directors

The Board recommends that you vote FOR the election of Thomas A. Kingsbury, Frank Cooper, III and William P. McNamara.

Directors Continuing in Office

The following sets forth the name, age (as of May 22, 2015) and information regarding the business experience and qualifications of each of the directors who will continue in office after the annual meeting:

Class III Directors—Terms Expiring at the 2016 Annual Meeting

Tricia Patrick, 34, has served as a member of our Board of Directors since November 2012 and formerly served on our Audit Committee and our Nominating and Corporate Governance Committee. Ms. Patrick is a Principal in the Private Equity Group of Bain Capital, having joined the firm in 2004. Prior to joining Bain Capital, Ms. Patrick was an investment professional in the Private Equity Group of Goldman, Sachs & Co. from 2002 to 2004. Ms. Patrick serves as a board member of Bob’s Discount Stores. Ms. Patrick has extensive experience investing in retail companies and possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies.

Paul J. Sullivan, 67, has served as a member of our Board of Directors since November 2012 and currently serves as the Chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Sullivan was a partner at PricewaterhouseCoopers LLP from 1983 until his retirement in July 2009. At PricewaterhouseCoopers LLP, Mr. Sullivan served as a member of the Board of Partners, Chair of the Finance Committee, and as a member of the Management Evaluation and Compensation, Admissions and Strategy Committees. Since retiring, Mr. Sullivan has pursued personal interests. Mr. Sullivan is a certified public accountant. Mr. Sullivan possesses valuable financial expertise, including extensive experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

John Mahoney, 64, has served as a member of our Board of Directors since December 2013 and currently serves as a member of our Audit Committee and our Compensation Committee and as the Chairman of our Nominating and Corporate Governance Committee. Mr. Mahoney also serves as a member of the board of directors of Bloomin’ Brands, Inc., Chico’s FAS and Michaels Stores. Mr. Mahoney served as Vice Chairman of Staples, Inc. from January 2006 until retiring in July 2012. While at Staples, Mr. Mahoney served as Chief Financial Officer from September 1996 to January 2012, Executive Vice President, Chief Administrative Officer and Chief Financial Officer from October 1997 to January 2006 and Executive Vice President and Chief Financial Officer from September 1996 to October 1997. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing group. Mr. Mahoney is a certified public accountant. Mr. Mahoney possesses valuable financial expertise, including extensive experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

Class I Directors—Terms Expiring at the 2017 Annual Meeting

Joshua Bekenstein, 56, has served as a member of our Board of Directors since April 2006 and currently serves as a member of our Compensation Committee. Mr. Bekenstein is currently a Managing Director of Bain Capital, having joined the firm at its inception in 1984. Mr. Bekenstein serves as a board member of Bob’s Discount Stores, Bombardier Recreational Products, Bright Horizons Family Solutions, Canada Goose, Dollarama, Gymboree Corp, Michaels Stores, TOMS Shoes, Toys “R” Us and Waters Corporation. Prior to joining Bain Capital, Mr. Bekenstein spent two years as a consultant at Bain & Company. Mr. Bekenstein possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies. Mr. Bekenstein has extensive experience investing in retail companies, and his service as a member of the boards of directors of several other companies provides him with substantial knowledge of a full range of corporate and board functions.

Jordan Hitch, 48, has served as a member of our Board of Directors since April 2006 and currently serves as the Chairman of our Compensation Committee and as a member of our Nominating and Corporate

Governance Committee. Mr. Hitch is currently a Managing Director of Bain Capital, having joined the firm in 1997. Mr. Hitch serves as a board member of Bright Horizons Family Solutions, Gymboree China and Gymboree Corporation. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Mr. Hitch has extensive experience investing in retail companies and possesses valuable financial expertise, including extensive experience with capital markets transactions and investments in both public and private companies.

Executive Officers of the Company

Set forth below is the name, age (as of May 22, 2015) and certain information regarding each of our current executive officers, other than Mr. Kingsbury, whose biographical information is presented above.

Fred Hand—Executive Vice President of Stores. Mr. Hand, 51, has served as our Executive Vice President of Stores since February 2008. Prior to joining us, Mr. Hand served as Senior Vice President, Group Director of Stores of Macy’s, Inc. from March 2006 to February 2008. From 2001 to 2006, Mr. Hand served as Senior Vice President, Stores and Visual Merchandising of Filene’s Department Stores. Mr. Hand held various other positions at The May Department Stores Company from 1991 to 2001, including Area Manager, General Manager, and Regional Vice President.

Marc Katz—Executive Vice President and Chief Financial Officer. Mr. Katz, 50, has served as our Executive Vice President and Chief Financial Officer since January 2015. From April 2011 through January 2015, Mr. Katz served as our Executive Vice President, Merchandising Support and Information Technology. From December 2009 through April 2011, Mr. Katz served as our Executive Vice President of Merchandise Planning and Allocation. From the commencement of his employment with us in July 2008 through December 2009, Mr. Katz served as our Executive Vice President and Chief Accounting Officer. Prior to joining us, Mr. Katz served as Executive Vice President and Chief Financial Officer of A.C. Moore Arts & Crafts, Inc., a specialty retailer of arts, crafts and floral merchandise, from September 2006 to June 2008. Prior to his employment with A.C. Moore, Mr. Katz held various positions with Foot Locker, Inc., a specialty retailer of athletic footwear, apparel and related items, from June 1997 to September 2006 including most recently as Senior Vice President and Chief Information Officer from mid-2002 to September 2006. Prior to his employment with Foot Locker, Mr. Katz served for eight years in various financial positions at The May Department Stores Company.

Joyce Manning Magrini—Executive Vice President—Human Resources. Ms. Magrini, 60, has served as our Executive Vice President—Human Resources since November 2009. Prior to joining us, Ms. Magrini served as Executive Vice President—Administration of Finlay Jewelry since June 2005. From March 1999 to June 2005, Ms. Magrini served as Senior Vice President of Human Resources of Finlay Jewelry and from January 1995 to February 1999, Ms. Magrini was Vice President of Human Resources of Finlay Jewelry. Ms. Magrini held various human resources and customer service management positions at Macy’s from 1978 through December 1994.

Mike Metheny—Executive Vice President, Supply Chain, Corporate Services and Asset Protection. Mr. Metheny, 48, has served as our Executive Vice President, Supply Chain, Corporate Services, and Asset Protection since January 2015. From April 2012 to January 2015, Mr. Metheny served as our Executive Vice President, Supply Chain, Procurement and Profit Improvement. From the commencement of his employment with us in November 2009 through April 2012, Mr. Metheny served as our Senior Vice President of Supply Chain. From 2007 to December 2009, Mr. Metheny was at A.C. Moore Arts and Crafts, Inc., where he most recently served as Senior Vice President of Supply Chain. Prior to 2007 and since 1990, Mr. Metheny worked in various management positions within the operations and distribution organizations of Macy’s and The May Department Stores Company.

Rick Seeger—Executive Vice President of Planning & Allocation and MIO. Mr. Seeger, 53, has served as our Executive Vice President of Planning & Allocation and MIO since January 2015. Prior to joining us, Mr. Seeger served as Executive Vice President, General Merchandise Manager of Kohl’s Corporation from 2006 through November 2014. Prior to joining Kohl’s, Mr. Seeger served in various management positions with The May Department Stores Company from 1994 through 2006, most recently as Senior Vice President, General Merchandise Manager of the Filene’s division from 1999 through 2006. From 1984 through 1994, Mr. Seeger held various positions within divisions of Macy’s.

Hobart Sichel—Executive Vice President and Chief Marketing Officer. Mr. Sichel, 50, has served as our Executive Vice President and Chief Marketing Officer since May 2011. Prior to joining us and since 1998, Mr. Sichel was at McKinsey & Company, where he was most recently a Principal and co-led McKinsey’s Retail Marketing practice in North America. Prior to 1998, Mr. Sichel worked in various capacities across consumer-facing industries including retail, e-Commerce, packaged goods, financial services, and media.

Jennifer Vecchio—Executive Vice President and Chief Merchandising Officer. Ms. Vecchio, 50, has served as our Executive Vice President and Chief Merchandising Officer since May 11, 2015. Prior to such date and since January 2014, Ms. Vecchio provided consulting services to our merchandising organization. From 1997 to June 2011, Ms. Vecchio held various positions in the merchandising organization of Ross Stores, most recently serving as Executive Vice President of Merchandising – Mens/Kids from December 2009 through June 2011 and as Senior Vice President/GMM from February 2005 through December 2009 with various areas of responsibilities including Mens, Kids, Shoes, Lingerie and Hosiery. From 1988 through 1997, Ms. Vecchio held various positions in the merchandising organization of Macy’s.

Independent Directors

Under our Corporate Governance Guidelines, our Board of Directors will determine the independence of a director according to the definitions of “independent director” included in pertinent listing standards of the NYSE and other relevant laws, rules and regulations. The Board evaluates any relationships of each director and nominee, or any member of his or her immediate family, with the Company and makes an affirmative determination whether or not such director or nominee is independent. The Board of Directors has affirmatively determined that Messrs. Sullivan, Mahoney, Cooper and McNamara are independent under the criteria established by the NYSE for director independence, that Messrs. Sullivan, Mahoney, and McNamara meet the additional independence requirements of the NYSE applicable to Audit Committee members and that Messrs. Sullivan, Mahoney and McNamara meet the additional independence requirements of the NYSE applicable to Compensation Committee members. Following the completion of a secondary public offering of shares by affiliates of Bain Capital and certain other selling stockholders on April 7, 2015, affiliates of Bain Capital filed a Form 4 disclosing that as of that date they had ceased to own any of our outstanding common stock. In May 2015, the Board affirmatively determined that Ms. Patrick and Messrs. Bekenstein and Hitch are independent under the criteria established by the NYSE for director independence and that Messrs. Bekenstein and Hitch meet the additional independence requirements of the NYSE applicable to Compensation Committee members. Accordingly, our Board of Directors currently consists of a majority of independent directors and each of our Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors.

Board Committees and Meetings

During our fiscal year ended January 31, 2015, the Board of Directors held four meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter is available on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.”

The members of the committees, as of the date of this proxy statement, are identified in the following table:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Joshua Bekenstein		X
Jordan Hitch		Chair	X
Paul J. Sullivan	Chair	X
John Mahoney	X	X	Chair
Frank Cooper, III			X
William McNamara	X	X

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter and is primarily to assist the Board of Directors in fulfilling its oversight responsibility relating to:

•	the integrity of the Company’s financial statements and its financial reporting process;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function and independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee held ten meetings during our fiscal year ended January 31, 2015. Mr. Sullivan was determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. All of the members of the Audit Committee meet the requirements for financial literacy under applicable rules and regulations. On September 16, 2014, William McNamara was appointed to the Audit Committee. Tricia Patrick relinquished her position on the Audit Committee effective as of the appointment of Mr. McNamara.

Mr. Mahoney simultaneously serves on the Audit Committee and on the audit committees of three other public companies, and the Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Mahoney to effectively serve on the Audit Committee.

Compensation Committee

As set forth in its charter, the Compensation Committee’s primary purpose and responsibilities are:

•	to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, to evaluate the Chief Executive Officer’s performance according to these goals and objectives and to determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•	to screen and recommend to the Board of Directors for approval individuals qualified to become Chief Executive Officer of the Company;

•	to recommend to the Board of Directors for approval total compensation for the members of the Board and to approve total compensation for senior executives, including oversight of all senior executive benefit plans;

•	to oversee the Company’s general incentive compensation plans and equity based plans; and

•	to produce a compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis.” The Compensation Committee held three meetings during our fiscal year ended January 31, 2015. Messrs. Mahoney, McNamara and Sullivan were appointed to the Compensation Committee on January 8, 2015, December 18, 2014 and August 20, 2014, respectively. Jordan Hitch was appointed Chairman of the Compensation Committee on December 18, 2014.

Nominating and Corporate Governance Committee

As set forth in its charter, the Nominating and Corporate Governance Committee’s primary purpose and responsibilities are:

•	to develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board of Directors and recommend to the Board of Directors such individuals as nominees to the Board of Directors for its approval;

•	to oversee evaluations of the Board, individual Board members and the Board committees; and

•	to oversee the Company’s compliance with ethics policies and consider matters of corporate governance.

The Nominating and Corporate Governance Committee was established in May 2014 and held two meetings during our fiscal year ended January 31, 2015. On January 8, 2015, Frank Cooper, III was appointed to the Nominating and Corporate Governance Committee. Tricia Patrick relinquished her position on the Nominating and Corporate Governance Committee effective as of the appointment of Mr. Cooper.

Nominees for the Board of Directors

The Board of Directors is responsible for identifying and reviewing candidates for director positions and for selecting nominees for election as directors by our stockholders, in each case based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service, if the Board of Directors decides not to re-nominate a member for re-election or if the Board elects to increase the size of the Board by adding a new member, the Nominating and Corporate Governance Committee will then identify the desired skills and experience of a new nominee. The Nominating and Corporate Governance Committee may, in its discretion, also engage a consultant or search firm to assist in identifying qualified individuals.

As set forth in our Corporate Governance Guidelines, it is the policy of our Board of Directors that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. It is also the policy of the Board of Directors that the composition of the Board of Directors and each of its committees at all times adhere to the standards of independence required by the NYSE and applicable law and reflect a range of talents, ages, skills, character, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, and the industries in which we operate sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. Our directors must be able to dedicate the time necessary for the diligent performance of their duties, including preparing for and attending board and applicable committee meetings. In this respect, our Corporate Governance Guidelines provide that all directors with full-time jobs should not serve on the boards of more than three other public companies, and the Board of Directors believes that no person should serve on more than five other boards of public companies in addition to our Board, provided, however, that this restriction does not apply to those directors with full-time jobs that require the director to serve on the boards of other companies.

The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from stockholders. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws (described in more detail under the caption below entitled “Stockholder Proposals For 2016 Annual Meeting Of Stockholders”), including timely receipt by the Secretary of the Company of notice of the nomination and certain required disclosures with respect to both the nominating stockholder and the recommended director nominee. The Nominating and Corporate Governance Committee will evaluate candidates for the position of director properly recommended by stockholders or others in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third party sources.

Board Leadership Structure

Thomas A. Kingsbury, the Company’s President and Chief Executive Officer, was elected as Chairman by the Board of Directors in May 2014. The Company’s Corporate Governance Guidelines provide that the Board of Directors retains the right to exercise its discretion to combine or separate the offices of Chairman and Chief Executive Officer. Such a determination would be made depending on what is in the best interest of the Company in light of all circumstances. In the event that the Company has an executive Chairman, the Company’s Corporate Governance Guidelines permits the Board of Directors to designate one of the independent directors to serve in a lead capacity to coordinate the activities of the other independent directors and to perform the duties and responsibilities as the Board of Directors may determine from time to time. Again, such a determination would be made depending on what is in the best interest of the Company in light of all circumstances. To date the Board of Directors has not appointed an independent director in a lead capacity.

With the appointment of Mr. Kingsbury as the Chairman of the Board, the positions of Chairman and Chief Executive Officer are now combined. Our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

The Board of Directors believes that its current leadership structure is appropriate at this time. The Board of Directors expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Executive Sessions

Non-management directors meet at regularly scheduled executive sessions without management. In addition, the independent directors meet in executive session at least once per year. Each executive session has a presiding director, although the same director is not required to preside over all executive sessions. The directors meeting in each executive session select a presiding director for such executive session.

Board’s Role in Risk Oversight

Our Board of Directors has delegated to the Audit Committee oversight of our risk management process. Our board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk. Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics (“Code of Business Conduct”) which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. In addition, we have adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”) which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other designated members of our management. Copies of each code are available on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.” The information contained on our website does not constitute a part of this proxy statement. We will provide any person, without charge, upon request, a copy of our Code of Business Conduct or Code of Ethics. Such requests should be made in writing to the attention of our Corporate Counsel at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct or the Code of Ethics by posting such information on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.”

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board of Directors, the non-management directors or the independent directors as a group or specified individual directors by writing to such individual or group care of our Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. Stockholders and others can also communicate complaints regarding accounting, internal accounting controls or auditing matters by writing to the Chairman of the Audit Committee care of our Secretary at the same address. Our Secretary will forward all correspondence to the relevant group or individual.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines are available on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.”

Director Attendance at Annual Meeting of Stockholders

We invite all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of stockholders. Two of our directors attended our 2014 annual meeting of stockholders.

Director Compensation

William McNamara and Frank Cooper, III were elected to our Board of Directors in September 2014. Other than Paul Sullivan, John Mahoney and Messrs. McNamara and Cooper, the members of our Board of Directors were not separately compensated for their services as directors during the fiscal year ended January 31, 2015 (fiscal 2014). All directors, however, are entitled to receive reimbursement for out-of-pocket expenses incurred in connection with rendering such services. Compensation provided to Mr. Kingsbury in his capacity as an executive officer is provided in the Summary Compensation Table below. Following the completion of a secondary public offering of shares by affiliates of Bain Capital and certain other selling stockholders on April 7, 2015, affiliates of Bain Capital filed a Form 4 disclosing that as of that date they had ceased to own any of our outstanding common stock. In May 2015, the Board affirmatively determined that Ms. Patrick and Messrs. Bekenstein and Hitch are independent under the criteria established by the NYSE for director independence.

Mr. Sullivan receives an annual fee of $50,000 as compensation for his services as a director, an annual fee of $20,000 as compensation for his services as Chairman of the Audit Committee, and an annual fee of $10,000 as compensation for his services as a member of the Compensation Committee, each of which is payable in equal quarterly installments (and pro-rated for partial quarters). In addition, Mr. Sullivan received options to purchase

22,000 shares of our common stock under the Burlington Holdings, Inc. 2006 Management Incentive Plan (as amended, the “2006 Incentive Plan”) in connection with his election to our Board of Directors in November 2012. Forty percent of these options vested on November 12, 2014 and the remainder of these options are scheduled to vest 20% on each of November 12, 2015, November 12, 2016 and November 12, 2017. All options become exercisable upon a change of control. Unless determined otherwise by the plan administrator, upon cessation of Mr. Sullivan’s directorship, options that have not vested will terminate immediately and unexercised vested options will be exercisable for a period of 60 days. The final exercise date for the options granted to Mr. Sullivan is the tenth anniversary of the grant date.

Mr. Mahoney receives an annual fee of $50,000 as compensation for his services as a director, an annual fee of $15,000 as compensation for his services as Chairman of the Nominating and Corporate Governance Committee, an annual fee of $10,000 as compensation for his services as a member of the Audit Committee, and an annual fee of $10,000 as compensation for his services as a member of the Compensation Committee, each of which is payable in equal quarterly installments (and pro-rated for partial quarters). In addition, Mr. Mahoney received 3,456 shares of restricted stock pursuant to the 2006 Incentive Plan in connection with his election to our Board of Directors in December 2013. One-third of these shares vested on December 16, 2014, one-third of these shares are scheduled to vest on December 16, 2015 and one-third of these shares are scheduled to vest on December 16, 2016.

Mr. Cooper receives an annual fee of $50,000 as compensation for his services as a director and an annual fee of $10,000 as compensation for his services as a member of the Nominating and Corporate Governance Committee, each of which is payable in equal quarterly installments (and pro-rated for partial quarters). In addition, Mr. Cooper received 2,485 shares of restricted stock pursuant to the 2006 Incentive Plan in connection with his election to our Board of Directors in September 2014. One-third of these shares are scheduled to vest on each of September 29, 2015, September 29, 2016 and September 29, 2017.

Mr. McNamara receives an annual fee of $50,000 as compensation for his services as a director, an annual fee of $10,000 as compensation for his services as a member of the Audit Committee, and an annual fee of $10,000 as compensation for his services as a member of the Compensation Committee, each of which is payable in equal quarterly installments (and pro-rated for partial quarters). In addition, Mr. McNamara received 2,485 shares of restricted stock pursuant to the 2006 Incentive Plan in connection with his election to our Board of Directors in September 2014. One-third of these shares are scheduled to vest on each of September 29, 2015, September 29, 2016 and September 29, 2017.

May 1, 2015 Restricted Stock Grants

The Compensation Committee believes that, in order to further align the interests of the Company’s independent directors with the Company’s stockholders, it is appropriate to provide a portion of each independent director’s annual compensation for service on the Board of Directors in the form of a grant of equity, such that each independent director will, to the extent approved by the Board of Directors, receive an annual grant of equity with a value of $100,000 on or about May 1 of each year, commencing on May 1, 2015, each such grant to be conditioned on the independent director having provided service on the Board of Directors for a full twelve months preceding such grant, or pro-rated for a partial period of service, and to vest over a period of the three succeeding years.

Messrs. Sullivan and Mahoney have each served on the Board for a period in excess of twelve calendar months, and the Compensation Committee recommended to the Board of Directors that the grant made to each of them on May 1, 2015 have a grant value of $100,000 for the period prior to the most recent anniversary date of their joining the Board of Directors plus a pro-rated amount of the $100,000 grant value for the period from their respective most recent anniversary date to May 1, 2015. Messrs. McNamara and Cooper have each served on the Board of Directors for a period less than twelve months, and the Compensation Committee recommended to the Board of Directors that the grant made to each of them on May 1, 2015 have a pro-rated amount of the $100,000.00 grant value for the period from their respective date of joining the Board to May 1, 2015.

Accordingly, upon recommendation of the Compensation Committee, the Board of Directors approved grants of restricted shares of the Company’s common stock to each of Messrs. Sullivan, Mahoney, McNamara and Cooper on May 1, 2015 as follows:

Name	Shares of Restricted Stock
Paul Sullivan	3,231
John Mahoney	2,877
William McNamara	1,122
Frank Cooper, III	1,122

Director Restricted Stock Grants

Shares of restricted stock granted to our directors vest only in the event that the recipient remains on the Board of Directors on each vesting date. All unvested shares of restricted stock will remain unvested following any change of control, provided, however, that 100% of such shares will vest if the recipient loses his directorship as a result of a change of control. All unvested shares of restricted stock will automatically be forfeited (and will not vest) if the recipient ceases to be a member of the Board of Directors for any reason (other than as provided above in connection with a change of control) prior to the vesting date. Each director has the right to vote unvested restricted shares but cannot dispose of them until such shares have vested. With respect to the restricted shares granted to Mr. Mahoney in December 2013, all unvested shares will vest if Mr. Mahoney ceases to be a member of the Board of Directors as a result of his death or disability.

Fiscal 2014 Director Compensation

The table below summarizes the compensation paid to Messrs. Sullivan, Mahoney, McNamara and Cooper during fiscal 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul Sullivan	74,527	—	—	—	—	—	74,527
John Mahoney	70,829	—	—	—	—	—	70,829
William McNamara	23,959	100,021	—	—	—	—	123,980
Frank Cooper, III	19,596	100,021	—	—	—	—	119,617

(1)	Represents the pro rata portion of each director’s annual fee as compensation for his services as a director and the pro rata portion of his annual fee as compensation for his services as a Board committee member, in each case for the period of fiscal 2014 for which he was a director.
(2)	Amounts shown represent the aggregate grant date fair value of awards of restricted shares of our common stock. The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. As of January 31, 2015, Mr. Mahoney held 2,304 unvested shares of restricted stock and Messrs. Cooper and McNamara each held 2,485 unvested shares of restricted stock. Mr. Sullivan did not hold any shares of restricted stock as of January 31, 2015.
(3)	As of January 31, 2015, Mr. Sullivan held 22,000 options to purchase shares of our common stock. Messrs. Mahoney, Cooper, and McNamara did not hold any options to purchase shares of our common stock as of January 31, 2015.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“D&T”) as our independent registered certified public accounting firm for the fiscal year ending January 30, 2016. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of D&T are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by D&T, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, our independent registered public accounting firm, for fiscal 2014 and the fiscal year ended February 1, 2014 (fiscal 2013):

	2014	2013
	(in thousands)
Audit Fees (1)	$1,649	$2,729
Audit-Related Fees (2)	785	258
Tax Fees (3)	431	423

Total	$2,865	$3,410

(1)	Audit Fees—represents fees associated with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States) and statutory audits. The 2013 audit fees also include fees associated with the Company’s initial public offering completed in October 2013.
(2)	Audit-Related Fees—represents fees for services that were provided by our independent registered public accounting firm primarily in connection with secondary offerings of our common stock for fiscal 2014 and refinancing transactions for fiscal 2013.
(3)	Tax Fees—represents fees incurred in connection with a strategic tax review, the filing of tax returns, and other tax consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

In accordance with its charter, the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by D&T. The Audit Committee has pre-approved up to $100,000 in services provided by D&T for tax consulting services on an annual basis. Additionally, the Audit Committee has delegated authority to its Chair, Mr. Sullivan, to pre-approve D&T’s services without consultation with the full Audit Committee, provided Mr. Sullivan presents pre-approval decisions to the full Committee at its next scheduled meeting. The Audit Committee reviews on at least a quarterly basis the services provided to date by D&T and the fees incurred for those services. In its review of any non-audit service fees, the Audit Committee will consider, among other things, the possible effect of the performance of such services on the independence of D&T. All services provided by D&T during fiscal 2014 and fiscal 2013 were pre-approved by the Audit Committee or by Mr. Sullivan pursuant to the delegation described above.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Burlington’s independent registered certified public accounting firm for the fiscal year ending January 30, 2016.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. This vote is commonly referred to as a “say-on-pay” vote. In accordance with the advisory vote of our stockholders at our 2014 Annual Meeting of Stockholders, our Board of Directors has determined that we will hold a say-on-pay vote every year until the next required vote on the frequency of future say-on-pay votes is held at our 2020 Annual Meeting of Stockholders, or until our Board of Directors otherwise determines that a different frequency for holding such say-on-pay votes is in the best interests of our stockholders.

The Compensation Discussion and Analysis beginning on page 21 and the compensation tables and narrative discussion beginning on page 31 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for fiscal 2014. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Burlington Stores, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	provide each named executive officer with compensation opportunities that are competitive with the compensation opportunities available to executives in comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each named executive officer’s compensation to our financial performance; and

•	promote and reward the achievement of objectives that our Board of Directors believes will lead to long-term growth in stockholder value.

The Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our performance demonstrates the effectiveness of our compensation program.

The vote on this say-on-pay proposal is advisory, which means that the vote will not be binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of Burlington’s named executive officers.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Burlington Stores, Inc. common stock as of May 22, 2015 by each person known to us to beneficially own more than 5% of Burlington Stores, Inc.’s common stock, each director, each named executive officer in the “Summary Compensation Table” and all current directors and executive officers as a group. The beneficial ownership percentages reflected in the table below are based on 75,675,219 shares of our common stock outstanding as of May 22, 2015.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

NAME OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING
Citadel Advisors LLC (2)	5,339,517	7.1%
Adage Capital Partners, L.P. (3)	5,166,717	6.8%
Massachusetts Financial Services Company (4)	4,293,053	5.7%
Thomas Kingsbury (5)	1,173,625	1.5%
Marc Katz (6)	123,936	*
Rick Seeger (7)	71,352	*
Fred Hand (8)	102,109	*
Paul Metcalf (9)	27,500	*
Todd Weyhrich (10)	32,000	*
Joshua Bekenstein (11)	—	—
Jordan Hitch (11)	—	—
Tricia Patrick (11)	—	—
Paul J. Sullivan (12)	17,912	*
John Mahoney (13)	6,333	*
Frank Cooper, III (7)	3,607	*
William McNamara (7)	3,607	*
Executive Officers and Directors as a Group (15 persons) (14)	1,753,057	2.3%

*	Less than 1%
(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power which includes the power to vote, or to direct the voting of, such security; and/or investment power which includes the power to dispose, or to direct the disposition of, such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on May 22, 2015 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person. The address of our executive officers and Messrs. Sullivan, Mahoney, Cooper and McNamara is c/o Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016.
(2)

This information is based solely on Amendment No. 1 to Schedule 13G (the “Citadel Amendment”) filed by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP”), and Mr. Kenneth Griffin (collectively, the “Citadel Reporting Persons”) with the SEC on February 17, 2015, reporting the beneficial ownership of shares of our common stock as of December 31, 2014 by Citadel Global Equities Master Fund, Ltd. (“CG”), Citadel Equity Fund Ltd. (“CEF”), Surveyor Capital Ltd. (“SC”), Citadel Quantitative Strategies Master Fund Ltd.

(“CQ”), and Citadel Securities LLC (“Citadel Securities”). Citadel Advisors is the portfolio manager for CG, CEF and SC. Citadel Advisors II LLC (“CA2”) is the portfolio manager of CQ. CAH2 was, as of December 31, 2014, the managing member of Citadel Advisors and CA2. CALC III LP (“CALC3”) is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. Citadel Advisors has shared dispositive and voting power of 5,202,204 shares. CAH2 has shared dispositive and voting power of 5,314,637 shares. CGP and Mr. Griffin have shared dispositive and voting power of 5,339,517 shares. The number of shares of common stock held by the Citadel Reporting Persons may have changed since the filing of the Citadel Amendment. Each of the Citadel Reporting Persons has an address c/o Citadel LLC, 131 South Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(3)	This information is based solely on Amendment No. 1 to Schedule 13G (the “Adage Amendment”) filed by the following persons (collectively, the “Adage Reporting Persons”) with the SEC on February 17, 2015 reporting their beneficial ownership of shares of our common stock as of December 31, 2014: (i) Adage Capital Partners, L.P. (“ACP”) with respect to the shares of our common stock directly owned by it; (ii) Adage Capital Partners GP, L.L.C. (“ACPGP”), as general partner of ACP with respect to the shares of our common stock directly owned by ACP; (iii) Adage Capital Advisors, L.L.C. (“ACA”), as managing member of ACPGP and general partner of ACP with respect to the shares of our common stock directly owned by ACP; (iv) Mr. Robert Atchinson as managing member of ACA, managing member of ACPGP and general partner of ACP with respect to the shares of our common stock directly owned by ACP; and (v) Mr. Philip Gross as managing member of ACA, managing member of ACPGP and general partner of ACP with respect to the shares of our common stock directly owned by ACP. The Adage Reporting Persons have shared dispositive and voting power over 5,166,717 shares. The number of shares of common stock held by the Adage Reporting Persons may have changed since the filing of the Adage Amendment. The address of the business office of each of the Adage Reporting Persons is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.
(4)	This information is based solely on the Schedule 13G filed by Massachusetts Financial Services Company (“MFS”) with the SEC on February 3, 2015, reporting the beneficial ownership of shares of our common stock by MFS and/or certain other non-reporting entities as of December 31, 2014. MFS has sole voting power with respect to 4,275,522 shares and sole dispositive power with respect to 4,293,053 shares. The number of shares held by MFS may have changed since the filing of the Schedule 13G. MFS has an address at 111 Huntington Avenue, Boston, MA 02199.
(5)	Includes (i) 88,000 shares of common stock that can be acquired upon the exercise of options exercisable on May 22, 2015 or within 60 days thereafter; (ii) 163,404 shares underlying unvested restricted stock awards; and (iii) 100,000 shares held indirectly by Mr. Kingsbury through the Thomas A. Kingsbury 2015 GRAT.
(6)	Includes 12,777 shares underlying unvested restricted stock awards.
(7)	Consists solely of shares underlying unvested restricted stock awards.
(8)	Includes (i) 22,000 shares of common stock that can be acquired upon the exercise of options exercisable on May 22, 2015 or within 60 days thereafter; and (ii) 12,777 shares underlying unvested restricted stock awards.
(9)	Mr. Metcalf resigned effective March 24, 2015.
(10)	Mr. Weyhrich resigned and retired effective January 9, 2015.
(11)	The address for Mr. Bekenstein, Mr. Hitch and Ms. Patrick is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(12)	Includes (i) 8,799 shares of common stock that can be acquired upon the exercise of options exercisable on May 22, 2015 or within 60 days thereafter; and (ii) 3,231 shares underlying unvested restricted stock awards.
(13)	Includes 5,181 shares underlying unvested restricted stock awards.
(14)	Includes our current directors (Ms. Patrick and Messrs. Kingsbury, Bekenstein, Hitch, Mahoney, Sullivan, Cooper and McNamara) and our current executive officers (Joyce Manning Magrini, Bart Sichel, Michael Metheny, Jennifer Vecchio and Messrs. Kingsbury, Katz, Seeger and Hand).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who own more than 10% of a company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of these forms and written representations from our executive officers, directors, and chief accounting officer and Bain Capital, we believe that our executive officers, directors, chief accounting officer and Bain Capital complied with all Section 16(a) filing requirements during fiscal 2014.

Securities Authorized for Issuance Under Equity Compensation Plans

In connection with our IPO, the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”) was adopted. During the year ended January 31, 2015, securities were authorized for issuance under both the 2006 Incentive Plan and the 2013 Incentive Plan. No securities have been issued under the 2013 Incentive Plan.

The following table presents the securities authorized for issuance under the 2006 Incentive Plan and the 2013 Incentive Plan at January 31, 2015:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity Compensation Plans Approved by Security Holders	3,218,845	$4.93	6,980,346
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	3,218,845	$4.93	6,980,346

For additional information concerning our equity compensation plans, see Note 12 (entitled “Stock-Based Compensation”) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following individuals, who we refer to as our “named executive officers”:

Name	Title
Thomas A. Kingsbury	Chairman, President and Chief Executive Officer

Marc Katz	Executive Vice President and Chief Financial Officer

Todd Weyhrich	Former Executive Vice President and Chief Financial Officer

Fred Hand	Executive Vice President of Stores

Rick Seeger	Executive Vice President of Planning & Allocation and MIO

Paul Metcalf	Former Executive Vice President and Chief Merchandising Officer

Mr. Weyhrich retired and resigned effective January 9, 2015. Mr. Katz was appointed to the position of Executive Vice President and Chief Financial Officer as of January 12, 2015. Mr. Metcalf resigned effective March 24, 2015.

The specific amounts paid or payable to our named executive officers are disclosed in the tables and narrative following this Compensation Discussion and Analysis. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Note on Presentation

Prior to our IPO, but giving effect to the 11-for-1 split effected in connection with the IPO, we granted equity awards in units of common stock, each unit consisting of 99 shares of Class A common stock and one share of Class L common stock. Immediately prior to the IPO, each outstanding share of our Class A common stock was automatically cancelled, each outstanding share of our Class L common stock was automatically converted into one share of our Class A common stock, effected for the 11-for-1 split, and then reclassified into common stock. Unless otherwise indicated, all share numbers given below give effect to this reclassification.

Setting Named Executive Officer Compensation

Currently comprised of Messrs. Hitch, Bekenstein, Sullivan, Mahoney and McNamara, the Compensation Committee (the “Committee”) of our Board of Directors is tasked with discharging our Board of Directors’ responsibilities related to oversight of the compensation of our named executive officers and ensuring that our executive compensation program meets our corporate objectives.

The Committee (and, in some cases, our entire Board of Directors) makes decisions regarding salaries, annual incentive awards and long-term equity incentives for our named executive officers. The Committee is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our named executive officers, as well as evaluating their performance in light of those goals and objectives. Based on this review and evaluation, as well as on input from our chief executive officer regarding the performance of our other named executive officers and his recommendations as to their compensation, the Committee, as authorized by our Board of Directors, determines and approves our named executive officers’ compensation. Our named executive officers do not play a role in their own compensation determinations.

Role of Stockholder Say-on-Pay Votes

At our 2014 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and

Exchange Commission, including the compensation discussion and analysis, the compensation tables and narrative discussion. The stockholder vote in favor of named executive officer compensation totaled approximately 98.2% of all shares voted at the annual meeting. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program needed to be made in response to the vote. This year we are again providing stockholders with an opportunity to express their views on this topic in another “Say-On-Pay” stockholder advisory vote.

Compensation Consultant and Benchmarking

From time to time, the Committee has worked internally to informally ascertain best practices in the design of our executive compensation programs. In December 2014, the Committee engaged Hay Group, as its independent compensation consultant, to conduct an analysis of compensation for the Company’s then current executive vice presidents.

Hay Group performed a competitive assessment of certain elements of our compensation program for our then current executive vice presidents. The Compensation Committee’s development of long-term incentive targets for our executive vice presidents was informed by such assessment and other compensation considerations.

The Compensation Committee has assessed the independence of Hay Group pursuant to SEC rules and concluded that the work of Hay Group has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Objectives of Our Compensation Program

Our overall objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and motivate such executive officers to increase our value. We believe that, in order to achieve that objective, our program must:

•	provide each named executive officer with compensation opportunities that are competitive with the compensation opportunities available to executives in comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each named executive officer’s compensation to our financial performance; and

•	promote and reward the achievement of objectives that our Board of Directors believes will lead to long-term growth in stockholder value.

New Members of Our Management Team

Mr. Seeger joined us in fiscal 2014 in line with our overall goal of attracting superior talent. Consequently, the process for determining the compensation of Mr. Seeger was significantly influenced by our need to attract new and additional talent.

Prior to hiring a new executive officer to fill a vacant or a newly created position, we typically receive information from search firm(s) (if retained to fill a particular vacancy or newly created position) or compensation surveys and market data regarding the compensation ranges of executives in positions with similar responsibilities at comparable companies. By using such information, the Committee determined target compensation ranges for the positions we were seeking to fill, taking into account the individual candidates’ particular skills and levels of experience. In specific circumstances, when making an offer to a new executive officer, the Committee also considered other factors such as the amount of unvested compensation that the executive officer had with his former employer.

The Committee seeks to ensure that the compensation information considered in connection with the hiring process is both comprehensive and reliable.

Elements of Compensation

Our executive compensation program utilizes three primary integrated elements to accomplish the objectives described above:

•	Base salary: Each of our named executive officers receives a base salary in the form of cash as part of total compensation, which provides a fixed and competitive form of annual compensation for the performance of primary responsibilities at a level consistent with each executive’s experience and executive role. Base salaries are designed to provide competitive compensation to attract and retain exceptional executive talent.

•	Annual incentive awards: Each of our named executive officers is eligible to receive annual performance-based cash incentives, which are designed to reward our executives upon achieving or exceeding specific annual performance goals using performance metrics approved by the Committee and that we believe are appropriate measures of operational and financial performance.

•	Long-term equity incentives: Long-term incentive awards are designed to attract and retain a highly qualified executive team, align executive rewards with stockholder interests, provide an incentive for our executives to achieve appropriately challenging long-range performance goals, and allow our executives to share in the value created for our stockholders.

We believe that we can meet the objectives of our executive compensation program by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our named executive officers. Actual compensation levels are a function of both corporate and individual performance as described under each compensation element below. In making compensation determinations, the Committee considers, among other things, the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.

Mix of Total Compensation

In regard to the allocation of the various pay elements within the total compensation program, the Committee reviews market data and compensation surveys to establish an appropriate mix of pay elements as it relates to our executive officers’ roles and responsibilities. Cash compensation includes base salary and annual incentive awards which, for our named executive officers, are targeted to a percentage of base salary to emphasize performance-based compensation, rather than salaries or other forms, which are fixed compensation. Equity compensation includes long-term incentives, which provide a long-term capital appreciation element to our executive compensation program. Perquisites and other types of non-cash benefits are used on a limited basis and generally represent only a small portion of total compensation for our named executive officers.

Base Salary

We provide our named executive officers with base salary in the form of fixed cash compensation to compensate them for services rendered during the fiscal year. The base salary of each of our named executive officers is reviewed for adjustment annually by the Committee. Generally, in making a determination of whether to make base salary adjustments, the Committee considers the following factors:

•	our success in meeting our strategic operational and financial goals;

•	each named executive officer’s individual performance;

•	length of service to us of such named executive officer;

•	changes in scope of responsibilities of such named executive officer; and

•	competitive market compensation paid by other companies for similar positions.

In addition, the Committee considers internal equity within our organization and, when reviewing the base salaries of our named executive officers, their current aggregate compensation.

Mr. Seeger was hired by us during fiscal 2014 with an annual base salary of $600,000. Mr. Metcalf was hired by us during fiscal 2012. Messrs. Katz and Kingsbury were hired by us during fiscal 2009. Messrs. Hand and Weyhrich were hired by us during fiscal 2008. Accordingly, their initial base salaries were determined through the process described above under the caption entitled “New Members of Our Management Team.”

The Committee approved an increase of $97,125 to Mr. Katz’s annual base salary in connection with his appointment as our Executive Vice President and Chief Financial Officer and an increase of $59,296 to Mr. Hand’s annual base salary in light of market data regarding Mr. Hand’s role and his contributions to the Company, in each case effective as of January 12, 2015.

The base salaries of each of our named executive officers in fiscal years after the fiscal year in which they were hired are subject to annual review by the Committee. The Committee reviewed the annual base salary rates of Messrs. Kingsbury, Weyhrich, Katz, Metcalf and Hand following the end of fiscal 2013 and, pursuant to its review, increased Mr. Kingsbury’s then current base salary by 3.0%, the then current base salaries of Messrs. Metcalf, Hand and Weyhrich by 2.5% and the then current base salary of Mr. Katz by 3%, in each case effective April 27, 2014.

The Committee reviewed the annual base salary rates of Messrs. Kingsbury, Katz and Hand following the end of fiscal 2014 and, pursuant to its review, increased Mr. Kingsbury’s then current base salary by 3.5%, effective April 26, 2015. In light of the salary increases received by Messrs. Katz and Hand in January 2015, no adjustments were made to the then current base salary of either Mr. Katz or Mr. Hand. As Mr. Seeger was hired by us during fiscal 2014, he was not eligible for a base salary increase in connection with the Committee’s review.

Annual Incentive Awards

Annual incentive awards are an important part of the overall compensation we pay our named executive officers. Unlike base salary, which is fixed, annual incentive awards are paid only if specified performance levels are achieved. We believe that annual incentive awards encourage our named executive officers to focus on specific short-term business and financial goals. Our named executive officers are eligible to receive annual cash incentive awards under our annual incentive plan (“Bonus Plan”).

Under our Bonus Plan, each named executive officer has an annual incentive target expressed as a percentage of his base salary. The annual incentive target for Messrs. Katz, Hand and Seeger is (and the annual incentive target for Messrs. Metcalf and Weyhrich was) 75% of each named executive officer’s base salary and the annual incentive target for Mr. Kingsbury for 2014 was 125% of his base salary; as discussed below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. Kingsbury’s annual incentive target was increased to 150% in May 2015. As described below, each named executive officer’s annual incentive award is based on a combination of our Adjusted Net Income results (as further adjusted for certain discrete items) and comparable store sales results (collectively, the “Financial Component”) and his personal performance (“Performance Component”). We believe that this methodology more closely aligns the named executive officer’s interests with our stockholders’ interests while also rewarding each of the named executive officers for his individual performance. Our calculation of Adjusted Net Income for fiscal 2014 is included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for fiscal 2014.

The Financial Component is based 50% on our Adjusted Net Income results (as further adjusted for certain discrete items) and 50% on our comparable store sales results.

In determining each portion of the Financial Component, (i) achievement at a predetermined target approved by the Compensation Committee would result in a potential payout at the target level; (ii) if actual results are less than the established target but greater than the predetermined threshold approved by the Compensation Committee, each named executive officer would be eligible for an incentive bonus equivalent to a fractional share of his target bonus determined by the proportion of the actual results achieved in relation to the target; and

(iii) if actual results are greater than the target, each named executive officer would be eligible for his target bonus plus an additional bonus payment equivalent to a percentage of every dollar above the target (not subject to any maximum amount). Once the Committee assesses the Financial Component, specific payments to each named executive officer depend on the Committee’s rating of his personal performance relative to goals established for such named executive officer with respect to the fiscal year. A rating of at least “Meets Expectations” (meaning that the named executive officer has generally met his individual performance objectives for the year) will result in the named executive officer being eligible to receive up to 100% of his target bonus. Where a named executive officer is rated below “Meets Expectations,” no bonus would be payable.

Following the conclusion of fiscal 2014, the Committee assessed the Financial Component and the Performance Component. Our actual Adjusted Net Income for fiscal 2014 amounted to $138.6 million, greater than the Adjusted Net Income target of $103.1 million approved by the Committee. After giving effect to the discrete items referenced above, the Adjusted Net Income portion of the Financial Component was achieved at 187.9% of the target. Our comparable store sales increased 4.9% during fiscal 2014, more than our comparable store sales target of a 3.4% increase approved by the Committee. As a result, the comparable store sales portion of the Financial Component was achieved at 137.6% of the target. With respect to the Performance Component, the Committee assigned each named executive officer a rating of at least “Meets Expectations.”

The Bonus Plan awards earned by each named executive officer with respect to fiscal 2014 are reported in the Summary Compensation Table. As he did not commence employment with us until January 2015, Mr. Seeger was not eligible to receive an award under the Bonus Plan with respect to fiscal 2014. The pro rata portion of Mr. Weyhrich’s target bonus, prorated to reflect the portion of fiscal 2014 during which he was employed by us, was paid pursuant to the terms of his separation agreement.

Long-Term Incentives

We believe that long-term incentives are a component of compensation that helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on long-term goals. We offer long-term incentives under our 2006 Incentive Plan, which we assumed on May 1, 2013, and the 2013 Incentive Plan, which was adopted in connection with our initial public offering.

Under these plans, named executive officers (as well as other key employees and directors) are eligible to receive equity awards, including awards of restricted common stock or stock options to purchase our common stock. More detail about the stock options and restricted stock granted to our named executive officers are set out in the tables that follow this discussion.

Long-Term Incentive Program

In fiscal 2014, the Committee developed a long-term incentive program (LTIP) whereby certain employees, including our named executive officers, may be eligible to receive a grant of Company equity up to a percentage of their annual base salary (which we refer to as the “equity incentive percentage”) on or about May 1 of each year, commencing on May 1, 2015 for our named executive officers and other executive officers. The program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In setting the value of our equity incentive compensation for executives, the Committee’s determinations were informed by the assessment conducted by the Hay Group discussed above and other compensation considerations. The 2015 equity incentive percentage for Messrs. Katz and Hand was 175%, the 2015 equity incentive percentage for Mr. Seeger was 150%, and the 2015 LTIP Award for Mr. Kingsbury was 450%. For LTIP participants with pre-IPO equity grants, the value of the portion of any such grant set to vest during a fiscal year reduces the amount of the LTIP award for such fiscal year in accordance with a formula approved by the Committee. Accordingly, the 2015 LTIP Awards granted to each of Messrs. Kingsbury, Katz and Hand were reduced by the value of the portion of each officer’s pre-IPO equity grant set to vest during fiscal 2015. The 2015 LTIP Award granted to Mr. Seeger was pro-rated to reflect the period of Mr. Seeger’s employment prior to the grant date.

LTIP Awards granted to our named executive officers on May 1, 2015 consisted of stock options and restricted stock awards. We designed these components to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock. We allocated 75 percent of the 2015 LTIP Award to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to provide a strong alignment between return to stockholders and the compensation of executives. The remaining 25 percent of each 2015 LTIP Award was allocated to restricted stock awards, which we granted to provide a retention incentive for our executives and an incentive to increase stockholder value. We routinely evaluate and consider the type of awards granted under our LTIP and may, in the future, decide that other types of awards are appropriate to provide incentives that promote our goals and objectives.

The Committee approved LTIP Awards made to each of Messrs. Kingsbury, Katz, Hand and Seeger on May 1, 2015 as follows:

Name	Shares of Restricted Stock	Options
Thomas A. Kingsbury	13,404	92,486
Marc Katz	2,777	19,159
Fred Hand	2,777	19,159
Rick Seeger	1,197	8,259

Options granted pursuant to a 2015 LTIP Award are exercisable in one tranche, and the grants were made at fair market value. Option awards vest 25% on each of the first, second, third and fourth anniversaries of the award, and the options become exercisable upon a change of control. Shares of restricted stock granted pursuant to a 2015 LTIP Award also vest 25% on each of the first, second, third and fourth anniversaries of the award. In addition,

•	shares of restricted stock vest only in the event that the recipient remains continuously employed by us on each vesting date;

•	all unvested shares of restricted stock will remain unvested following any change of control, provided, however, that 100% of such shares will vest if, following a change of control, the recipient’s employment is terminated by us without cause or the recipient resigns with good reason;

•	all unvested shares of restricted stock will automatically be forfeited (and will not vest) if the recipient’s employment with us terminates for any reason (other than as provided above) prior to the vesting date; and

•	holders of unvested restricted shares have the right to vote such shares but cannot dispose of them until such shares have vested.

The 2015 LTIP Awards granted to Mr. Kingsbury are subject to special vesting conditions, which are described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Options Granted Other Than Pursuant to LTIP Awards

Upon commencement of their employment with us, Messrs. Kingsbury, Weyhrich, Metcalf, Hand and Katz received options to purchase 1,100,000, 137,500, 220,000, 110,000 and 110,000 shares of common stock, respectively, under the 2006 Incentive Plan. As provided for under his employment agreement with us, Mr. Weyhrich received options to purchase an additional 82,500 shares of common stock concurrently with his elevation to Chief Financial Officer in November 2007. Mr. Hand received options to purchase an additional

110,000 shares of common stock in April 2009. Mr. Katz received options to purchase an additional 110,000 shares of common stock in July 2009.

In June 2013, the Committee approved the grant of options to purchase shares of our common stock to certain members of management, including our named executive officers (collectively, the “Special One-Time Grants”). Messrs. Kingsbury, Weyhrich, Metcalf, Hand and Katz received Special One-Time Grants of options to purchase 440,000, 110,000, 55,000, 110,000 and 110,000 shares of our common stock, respectively.

The amounts of each named executive officer’s option awards were based on their position with us and the total target compensation packages deemed appropriate for their positions. The Committee concluded that these awards were reasonable and consistent with the nature of the individuals’ responsibilities.

Options granted to our named executive officers prior to April 2009 under the 2006 Incentive Plan are exercisable in three tranches; options granted to our named executive officers from and after April 2009 under the 2006 Incentive Plan are exercisable in two tranches; and Special One-Time Grants granted to our named executive officers in 2013 under the 2006 Incentive Plan are exercisable in one tranche. Grants are made at or above fair market value. Option awards (other than Special One-Time Grants) granted to each named executive officer vest 40% on the second anniversary of the award with the remaining options vesting ratably over the subsequent three years. The Special One-Time Grants vest over a five year period commencing on the date (the “Trigger Date”) which is the day after the vesting of all other options held by grantee which were granted to such grantee prior to May 2013 and remain outstanding and unvested as of the date of the Special One-Time Grant, according to the following schedule: 20% on each of the first five anniversaries of the Trigger Date. All options (other than Special One-Time Grants) become exercisable upon a change of control. The vesting of Special One-Time Grants will not be accelerated in the event of a change of control, provided, however, that in the event that within two years after a change of control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee. Unless determined otherwise by the plan administrator, upon cessation of employment, options that have not vested will terminate immediately (subject to the potential acceleration of Special One-Time Grants in the event of a termination within two years after a change of control, as described above, and except with respect to Mr. Kingsbury, whose option agreement and Special One-Time Grant agreement provide a formula for calculating a number of options which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or Mr. Kingsbury resigns with good reason) and unexercised vested options will be exercisable for a period of 60 days. The final exercise date for any option granted is the tenth anniversary of the grant date.

In order to mitigate the impact of the dividend paid pursuant to our February 2013 debt refinancing, our Board of Directors in May 2013 approved a modification to all then outstanding options (including those held by our named executive officers) through a combination of exercise price reductions and cash payments to option holders. The reduction of the exercise prices of each outstanding option was as follows:

•	from $2.78 per share to $0.79 – $1.65 per share;

•	from $4.55 per share to $0.79 per share;

•	from $5.91 per share to $0.79 – $0.94 per share;

•	from $10.91 per share to $3.17 – $5.02 per share; and

•	from $10.96 per share to $3.17 – $5.07 per share.

The modifications, through a combination of either reduced exercise prices or cash payments, did not affect the existing vesting schedules of the outstanding options.

Restricted Stock Granted Other Than Pursuant to LTIP Awards

In connection with the commencement of their employment with us, Mr. Kingsbury received an award of 82,500 shares of restricted stock, Mr. Metcalf received an award of 55,000 shares of restricted stock and Mr. Seeger received an award of 70,155 shares of restricted stock. The Committee granted Mr. Kingsbury an award of 150,000 shares of restricted stock in connection with the amendment to his employment agreement on December 8, 2014. The Committee approved an award of 10,000 shares of restricted stock to Mr. Katz on January 12, 2015 in connection with his appointment as our Executive Vice President and Chief Financial Officer and an award of 10,000 shares of restricted stock to Mr. Hand effective May 1, 2015 in light of his contributions to the Company.

On April 24, 2009, our Board of Directors granted one-time awards of shares of restricted stock to certain of our management employees, including certain of our named executive officers as follows: Mr. Kingsbury—39,721 shares; Mr. Weyhrich—48,884 shares; Mr. Hand—56,221 shares; and Mr. Katz—44,000 shares.

The amount of each named executive officer’s restricted stock award was based on his position with us and the total target compensation package deemed appropriate for his position. The Committee concluded that these awards were reasonable and consistent with the nature of the named executive officer’s responsibilities.

Shares of restricted stock granted (i) on April 24, 2009 to Messrs. Kingsbury, Weyhrich, Hand and Katz vested 50% on April 24, 2011 and vested 50% on April 24, 2012, (ii) to Mr. Kingsbury in connection with the commencement of his employment with us vested one-third on each of December 2, 2009, December 2, 2010 and December 2, 2011, (iii) to Mr. Metcalf in connection with the commencement of his employment with us vested 50% on May 22, 2014 (50% of Mr. Metcalf’s restricted stock award did not vest and was forfeited in connection with his resignation), (iv) on December 8, 2014 to Mr. Kingsbury vest 100% on July 1, 2019; (v) on January 12, 2015 and May 1, 2015 to Messrs. Katz and Hand, respectively, vest 100% on the third anniversary of the grant date, and (vi) to Mr. Seeger in connection with the commencement of his employment with us vest as to 50% of the shares on October 1, 2015, as to an additional 25% of the shares on October 1, 2016 and as to the remaining 25% of the shares on October 1, 2017; provided that Mr. Seeger may not, directly or indirectly, sell, transfer or otherwise distribute any portion of the first tranche prior to April 1, 2016 or more than 50% of the first tranche at any time prior to October 1, 2016.

The grant of restricted stock to Mr. Kingsbury in connection with the amendment to his employment agreement on December 8, 2014 is subject to special vesting conditions, which are described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Except with respect to such grant or as otherwise noted:

•	shares of restricted stock vest only in the event that the recipient remains continuously employed by us on each vesting date;

•	all unvested shares of restricted stock will remain unvested following any change of control, provided, however, that 100% of such shares will vest if, following a change of control, the recipient’s employment is terminated by us without cause or the recipient resigns with good reason;

•	all unvested shares of restricted stock will automatically be forfeited (and will not vest) if the recipient’s employment with us terminates for any reason (other than as provided above) prior to the vesting date; and

•	holders of unvested restricted shares have the right to vote such shares but cannot dispose of them until such shares have vested.

Benefits and Perquisites

Benefits

We maintain broad-based benefits that are provided to all full-time employees, including medical, dental, life and disability insurance. Certain of these benefits require employees to pay a portion of the premium. Except with respect to life insurance (our named executive officers all receive life insurance in an amount equal to three times their annual base salary) and participation in an executive medical reimbursement plan (pursuant to which our named executive officers receive up to a certain amount per year to offset the cost of covered medical expenses as well as reimbursement for related taxes), these benefits are offered to our named executive officers on the same basis as all other employees. We also maintain a savings plan in which our named executive officers who have at least one year of employment with us are eligible to participate, along with other eligible employees. The savings plan is a traditional 401(k) plan (with a Roth component), under which we match 100% of the first 3% of the named executive officer’s compensation that is deferred and 50% of the next 2% of the named executive officer’s compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the named executive officer participates in the plan.

Perquisites or Other Personal Benefits

Although our named executive officers are entitled to few perquisites or other personal benefits that are not otherwise available to all of our employees, we do provide our named executive officers with perquisites that the Committee believes are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management. We provide each of our named executive officers with a car allowance. Additionally, certain of our named executive officers have received reimbursement of certain relocation expenses and temporary housing expenses (as well as reimbursement for related taxes), which may be subject to clawback in the event of termination on the conditions specified in each such named executive officer’s employment agreement.

These perquisites or other personal benefits generally represent a relatively modest portion of each named executive officer’s total compensation. The cost of these perquisites or other personal benefits to us is set forth below in the Summary Compensation Table below under the column “All Other Compensation,” and detail about each element is set forth in the footnotes following the Summary Compensation Table.

Procedures and Guidelines Governing Securities Trades

The Company maintains a trading policy for all of its directors, officers and other designated employees. Among its other provisions, this policy prohibits any such person from (i) selling any equity security of the Company if such person either (a) does not own the security sold or (b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation; and (ii) purchasing, selling or engaging in any other transaction involving any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company (other than any such security received pursuant to a company compensatory or benefit plan, contract or arrangement).

Tax and Accounting Considerations

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, in the course of making decisions about executive compensation, the Committee takes into account certain tax and accounting considerations. For example, they take into account Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation. In making decisions about executive compensation, they also consider how various elements of compensation will affect our financial reporting. For example, they consider the impact of FASB ASC Topic 718—Stock Compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

While it is the general intention of the Committee to design the components of our executive compensation program in a manner that is tax efficient for both us and our named executive officers, there can be no assurance that they will always approve compensation that is advantageous for us from a tax perspective.

Termination Based Compensation

Severance arrangements applicable to our named executive officers are set forth in each of their respective employment agreements. We believe these arrangements play an important role in protecting our highly competitive business by restricting our executive officers from working for a competitor during the specified severance period. Additionally, each named executive officer’s option grant agreement(s) and restricted stock agreement(s) contains terms regarding vesting in connection with the termination of employment and changes in control. A detailed discussion of compensation payable upon termination or a change in control is provided below under the caption entitled “Potential Payments Upon Termination or Change-in-Control.”

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Burlington Stores, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Jordan Hitch, Chairman

Joshua Bekenstein

Paul J. Sullivan

John Mahoney

William McNamara

The preceding Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation Committee Interlocks and Insider Participation

Messrs. Bekenstein, Hitch, Sullivan, Mahoney and McNamara served during fiscal 2014, and continue to currently serve, on the Committee. None of these individuals (i) have ever been an officer or an employee of ours, nor (ii) except as otherwise set forth herein, have any relationship that is required to be disclosed pursuant to the rules of the Securities and Exchange Commission. In addition, none of our executive officers serve (or served at any time during fiscal 2014) as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Committee.

Compensation-Related Risk

In accordance with applicable disclosure requirements, to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, the Company is required to discuss those policies and practices for compensating the employees of the Company as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. The Compensation Committee has evaluated the policies and practices of compensating the Company’s employees and, based on such evaluation, has determined that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(12)	Total ($)
Thomas A. Kingsbury,	2014	1,071,203	225,000	(4)	6,988,500	—	2,194,043	76,201	10,554,947
Chairman, President and Chief Executive Officer	2013	1,040,165	225,000	(5)	—	4,027,194	1,756,130	333,000	7,381,489
	2012	958,291	—		—	—	—	68,176	1,026,467

Marc Katz,	2014	529,930	—		492,900	—	762,914	57,872	1,843,616
Executive Vice President and Chief Financial Officer (6)	2013	509,135	—		—	986,233	520,444	61,728	2,077,540
	2012	495,962	—		—	—	—	49,656	545,618

Todd Weyhrich,	2014	504,351	—		—	—	—	718,238	1,222,589
Former Executive Vice President and Chief Financial Officer (7)	2013	521,863	—		—	925,509	533,455	54,607	2,035,434
	2012	509,135	—		—	—	—	48,444	557,579

Fred Hand,	2014	565,941	—		—	—	762,914	44,564	1,373,419
Executive Vice President of Stores	2013	548,282	—		—	984,740	560,461	46,304	2,139,787
	2012	535,690	—		—	—	—	47,785	583,475

Rick Seeger,	2014	23,077	292,000	(9)	3,500,033	—	—	10,120	3,825,230
Executive Vice President of Planning & Allocation and MIO (8)

Paul Metcalf,	2014	628,102	—		—	—	771,040	107,269	1,506,411
Former Executive Vice President and Chief Merchandising Officer (10)	2013	611,876	—		—	1,050,163	615,087	141,663	2,418,789
	2012	450,000	300,000	(11)	305,600	898,011	—	272,403	2,226,014

(1)	Represents the aggregate grant date fair value of awards of restricted shares of our common stock. The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our January 31, 2015 Consolidated Financial Statements. The vesting terms and conditions of restricted stock awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
(2)	Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock and the incremental value of the modifications described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and the table entitled “Outstanding Equity Awards at Fiscal Year-End.” The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our January 31, 2015 Consolidated Financial Statements. The amount of compensation, if any, actually realized by a named executive officer from the exercise and sale of vested options will depend on numerous factors, including the continued employment of the named executive officer during the vesting period of the award and the amount by which the share price on the day of exercise and sale exceeds the option exercise price. The vesting terms and conditions of option awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
(3)	Represents awards earned under the Bonus Plan.
(4)	Represents an annual cash award paid to Mr. Kingsbury pursuant to the terms of the amendment to his employment agreement entered into in December 2014, which was removed prospectively in a further amendment to his employment agreement in May 2015.
(5)	Represents a special one-time bonus award paid to Mr. Kingsbury for his performance during fiscal 2013.
(6)	Mr. Katz was appointed to the position of Executive Vice President and Chief Financial Officer effective as of January 12, 2015.
(7)	Mr. Weyhrich resigned and retired effective January 8, 2015.
(8)	Mr. Seeger commenced employment on January 19, 2015.
(9)	Represents a commencement date bonus equal to $200,000 and a make-whole bonus equal to $92,000, each paid pursuant to the terms of Mr. Seeger’s employment agreement.
(10)	Paul Metcalf resigned effective March 24, 2015.
(11)	Represents a sign-on bonus pursuant to the terms of Mr. Metcalf’s employment agreement.

(12)	The amounts reported in this column for fiscal 2014 represent the following:

Name	Relocation Expenses ($)(a)	Company Matching 401(k) Contributions ($)	Automobile Reimbursement ($)(b)	Company Paid Amounts for Life Insurance ($)	Executive Medical Reimbursement Plan ($)(c)	Other Perquisites or Contractual Arrangements ($) (d)	Total ($)
Thomas A. Kingsbury	—	10,400	35,000	2,035	28,766	—	76,201
Marc Katz	—	10,400	25,000	2,003	20,469	—	57,872
Todd Weyhrich	—	10,400	22,917	2,028	35,268	647,625	718,238
Fred Hand	—	10,400	22,469	2,035	9,660	—	44,564
Rick Seeger	3,051	—	2,957	—	—	4,112	10,120
Paul Metcalf	65,421	10,400	25,000	2,352	4,096	—	107,269

(a)	Consists of reimbursement for certain temporary housing expenses and related taxes. The amounts shown for Messrs. Metcalf and Seeger include $31,625 and $1,374, respectively, for reimbursement of related taxes.
(b)	We incurred a cost of $33,601 to purchase a new car for Mr. Hand in fiscal 2011. Mr. Hand purchased this car from us in June 2014 and, from and after the date of such purchase received an automobile allowance. Mr. Hand’s aggregate automobile allowance for fiscal 2014 amounted to $16,868. The amount shown with respect to Mr. Hand consists of the sum of such allowance and the following incremental costs to us associated with his use of a company car: (i) the value of the use of the company car purchased by us in fiscal 2011 prior to the date Mr. Hand purchased the car ($3,281); (ii) automobile insurance ($532); (iii) maintenance expenses ($658); and (iv) fuel expenses ($1,130). The amounts shown with respect to each other named executive officer consists of such officer’s aggregate annual automobile allowance for fiscal 2014.
(c)	Represents amounts reimbursed by us to each named executive officer as part of his participation in our executive medical reimbursement plan, including reimbursement for related taxes in the following amounts: $10,840, $9,109, $15,688, $3,314 and $1,557 for Messrs. Kingsbury, Katz, Weyhrich, Hand and Metcalf, respectively.
(d)	Represents: (i) for Mr. Seeger, payment from us in an amount equal to all payments made by Mr. Seeger from the date of his employment agreement through the end of fiscal 2014 in respect of the continuation of health benefits after termination of Mr. Seeger’s prior employment; and (ii) for Mr. Weyhrich, the following amounts payable with respect to fiscal 2014 pursuant to the terms of his separation agreement, discussed in more detail under the caption below entitled “Potential Payments Upon Termination or Change-in-Control”: $31,064 for the continuation of the payment of his base salary from and after the date his employment terminated through January 31, 2015; $615,730 for the pro rata portion of his target bonus during fiscal 2014, prorated to reflect the portion of fiscal 2014 during which he was employed by us; and $831 for the continuation of his medical and life insurance benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding our grants of plan-based awards to our named executive officers during fiscal 2014:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)(2)
Thomas A. Kingsbury	—	—	$337,016	$1,348,065	—	—	—	—	—
	12/15/14	12/8/14	—	—	—	150,000	—	—	6,988,500
Marc Katz	—	—	$117,188	$468,750	—	—	—	—	—
	1/12/15	1/9/15	—	—	—	10,000	—	—	492,900
Todd Weyhrich	—	—	$94,579	$378,317	—	—	—	—	—
Fred Hand	—	—	$117,188	$468,750	—	—	—	—	—
Rick Seeger (4)	—	—	—	—	—	—	—	—	—
	1/20/15	1/20/15	—	—	—	70,155	—	—	3,500,033
Paul Metcalf	—	—	$118,436	$473,743	—	—	—	—	—

(1)	The amounts shown represent the threshold and target payments the named executive officer was eligible to receive under our Bonus Plan for fiscal 2014 in the event that the named executive officer “Meets Expectations” pursuant to the Performance Component and (i) with respect to the threshold payment, we attain only the predetermined threshold Adjusted Net Income or comparable store sales results target under the Financial Component, and (ii) with respect to the target payment, we attain both the predetermined target Adjusted Net Income and the predetermined comparable store sales results target under the Financial Component. For Mr. Weyhrich, the amounts reflect prorated values for the portion of fiscal 2014 during which he was employed. Amounts actually paid to each named executive officer other than Mr. Weyhrich are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount actually paid to Mr. Weyhrich is reported in the “All Other Compensation” column of the Summary Compensation Table.
(2)

Under the Bonus Plan, each named executive officer is eligible for his target bonus plus an additional bonus payment equivalent to a percentage of every dollar above the Adjusted Net Income or comparable store sales targets in the event that actual results exceed the targets. Accordingly, the Bonus Plan provides for unlimited potential awards and, as such, this column contains no maximum values. For additional information regarding the Bonus Plan, please refer to the section above entitled “Annual Incentive Awards.”
(3)	Represents the aggregate grant date fair value of awards of restricted shares of our common stock. The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our January 31, 2015 Consolidated Financial Statements. The vesting terms and conditions of restricted stock awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
(4)	Mr. Seeger was not eligible to receive an award under the Bonus Plan with respect to fiscal 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have written employment agreements with each of our named executive officers that provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each named executive officer’s participation in our Bonus Plan and employee benefit plans.

•	On August 16, 2007, we entered into an employment agreement with Mr. Weyhrich which, as amended, provides for a minimum base salary of $450,000 and may terminate any year on August 21, upon our giving Mr. Weyhrich 90 days’ notice. Mr. Weyhrich resigned and retired effective January 8, 2015.

•	On January 28, 2008, we entered into an employment agreement with Mr. Hand which, as amended, provides for a minimum base salary of $500,000 and may terminate any year on February 11, upon our giving Mr. Hand 90 days’ notice.

•	On June 26, 2008, we entered into an employment agreement with Mr. Katz which, as amended, provides for a minimum base salary of $400,000 and may terminate any year on July 9, upon our giving Mr. Katz 90 days’ notice.

•	On December 2, 2008, we entered into an employment agreement with Mr. Kingsbury which, as amended, provides for a minimum base salary of $850,000 and does not contain a fixed expiration date.

•	On March 12, 2012, we entered into an employment agreement with Mr. Metcalf which, as amended, provides for a minimum base salary of $600,000 and may terminate any year on April 23, upon our giving Mr. Metcalf 90 days’ notice. Mr. Metcalf resigned effective March 24, 2015.

•	On November 7, 2014, we entered into an employment agreement with Mr. Seeger which provides for a minimum base salary of $600,000 and may terminate any year on January 19, upon our giving Mr. Seeger 90 days’ notice.

On December 8, 2014, we entered into an amendment to Mr. Kingsbury’s employment agreement (the “December 2014 amendment”), as the Committee determined his skills are essential to our recent and future success. Pursuant to the December 2014 amendment,

•	Mr. Kingsbury will be entitled to receive a long-term equity award during each of May 2015, 2016, 2017, 2018 and 2019 (each, an “LTIP Award”) that will, in each case, be equal to the difference between (i) 450% of his base salary minus (ii) the Excess Value (defined as the product of A x B, where “A” equals the number of options granted pursuant to Mr. Kingsbury’s Non-Qualified Stock Option Agreement dated as of June 17, 2013 (the “Options”) that will vest in the ordinary course during the 12- month period following the applicable LTIP Award grant date, and “B” equals (x) $28.00 minus (y) the per share exercise price of the Options as determined at the time of vesting). The form of, and terms and conditions applicable to, each LTIP Award will be substantially similar to that of long-term equity awards made to the Company’s senior executives for the applicable year; provided that, in addition to the ordinary vesting terms provided therein, (i) 100% of each LTIP Award will vest if Mr. Kingsbury’s employment is terminated due to death, and (ii) a pro rata portion of the portion of each LTIP Award that would vest on the next regular vesting date for such LTIP Award will vest if Mr. Kingsbury’s employment is terminated by us for a reason other than cause, by Mr. Kingsbury for good reason or due to his disability.

•

Mr. Kingsbury received a one-time grant of 150,000 shares of restricted stock on December 15, 2014 that will vest on July 1, 2019, subject to Mr. Kingsbury’s employment through such date; provided, that: (A) if Mr. Kingsbury’s employment is terminated (i) by us for a reason other than for cause, (ii) by Mr. Kingsbury for good reason or (iii) due to his disability, the shares of restricted stock will vest on a pro rata basis calculated in accordance with the formula contained in Mr. Kingsbury’s amendment; provided that if any such termination occurs following a change in control, 100% of the shares of restricted stock will immediately vest; and (B) if Mr. Kingsbury’s employment is terminated due to his death, 100% of the shares of restricted stock will immediately vest.

•	Beginning in 2014, Mr. Kingsbury also became eligible to receive a cash award of $225,000 on December 15 of each year in which he remained employed by us on such date. In May 2015, however, the Committee and Mr. Kingsbury further amended the employment agreement to remove these annual cash awards prospectively and increase Mr. Kingsbury’s annual incentive target under our Bonus Plan from 125% to 150%. The effect was to generally retain Mr. Kingsbury’s total target compensation while increasing the portion that is directly tied to performance. (The Committee separately determined that the initial cash award paid to Mr. Kingsbury on December 15, 2014 was appropriate in light of our performance in fiscal 2014.)

•	Upon a termination without Cause or for Good Reason, Mr. Kingsbury’s severance pay and benefits period was extended from two years to three years following such termination.

•	Upon Mr. Kingsbury’s Retirement (as defined in the amendment to mean voluntary termination of employment on or after July 1, 2019, provided that Mr. Kingsbury provides us with 180 days’ written notice prior to such retirement), and provided that Mr. Kingsbury makes himself reasonably available to consult with the Company for up to ten days per quarter during the one-year period thereafter (the “Consulting Period”), (i) any outstanding incentive equity granted by the Company to Mr. Kingsbury that was unvested as of such Retirement shall continue to vest through the end of the Consulting Period, (ii) any outstanding incentive equity granted by the Company to Mr. Kingsbury that remains unvested as of the end of such Consulting Period shall vest at the conclusion of such Consulting Period and (iii) the exercise period of any options granted by the Company to Mr. Kingsbury shall be extended until the second anniversary of the later of (x) such Retirement and (y) the date such options vest; provided, that such exercise periods shall not be extended beyond the original term of the option agreement.

Our employment agreements also restrict each named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one to two years thereafter. Additionally, we have written agreements with each named executive officer pursuant to which we have granted them shares of restricted stock and options to purchase shares under our 2006 Incentive Plan. For additional information regarding such grants, please refer to the section above entitled “Long-Term Incentives.”

In addition, each employment agreement specifies payments and benefits that would be due to such named executive officer upon the termination of his employment with us. For additional information regarding amounts payable upon termination to each of our named executive officers, see the discussion below under the caption entitled “Potential Payments Upon Termination or Change-in-Control.”

In order to mitigate the impact of the dividend paid pursuant to our February 2013 debt refinancing, our Board of Directors in May 2013 approved a modification to all then outstanding options (including those held by our named executive officers) through a combination of exercise price reductions and cash payments to option holders. The reduction of the exercise prices of each outstanding option was as follows:

•	from $2.78 per share to $0.79 – $1.65 per share;

•	from $4.55 per share to $0.79 per share;

•	from $5.91 per share to $0.79 – $0.94 per share;

•	from $10.91 per share to $3.17 – $5.02 per share; and

•	from $10.96 per share to $3.17 – $5.07 per share.

The modifications, through a combination of either reduced exercise prices or cash payments, did not affect the existing vesting schedules of the outstanding options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding stock options and shares of unvested restricted stock held by each named executive officer as of January 31, 2015:

		Option Awards					Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#)(7) Unexercisable		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(6)
Thomas A. Kingsbury	6/17/2013	—	440,000	(1)	4.55	6/17/2023	—		—
	12/15/2014	—	—		—	—	150,000	(2)	7,483,500
Marc Katz	6/20/2013	—	110,000	(1)	4.55	6/20/2023	—		—
	1/12/15	—	—		—	—	10,000	(3)	498,900
Todd Weyhrich	—	—	—		—	—	—		—
Fred Hand	6/17/2013	—	110,000	(1)	4.55	6/17/2023	—		—
Rick Seeger	1/20/15	—	—		—	—	70,155	(4)	3,500,033
Paul Metcalf	5/22/12	—	—		—	—	27,500	(5)	1,371,975
	5/22/12	—	112,002	(8)	0.79	5/22/2022	—		—
	5/22/12	—	19,998	(8)	3.17	5/22/2022	—		—
	6/17/13	—	55,000	(1)	4.55	6/17/2023	—		—

(1)	Special One-Time Grant which vests over a five year period commencing on the Trigger Date, which is the day after the vesting of all other options held by grantee which were granted to such grantee prior to May 2013 and remain outstanding and unvested as of the date of the Special One-Time Grant, according to the following schedule: 20% on each of the first five anniversaries of the Trigger Date. Mr. Metcalf’s options were forfeited upon his resignation on March 24, 2015.
(2)	Provided that he remains continuously employed by us on such date, 100% of Mr. Kingsbury’s shares of restricted stock will vest on July 1, 2019.
(3)	Provided that he remains continuously employed by us on such date, 100% of Mr. Katz’s shares of restricted stock will vest on January 12, 2018.
(4)	50% of Mr. Seeger’s shares of restricted stock will vest on October 1, 2015, an additional 25% of Mr. Seeger’s shares of restricted stock will vest on October 1, 2016 and the remaining 25% of Mr. Seeger’s shares of restricted stock will vest on October 1, 2017, provided in each case that Mr. Seeger remains continuously employed by us on such date.
(5)	These shares of restricted stock granted to Mr. Metcalf were scheduled to vest on May 22, 2015. However, as Mr. Metcalf was not employed by us on the vesting date, such shares were forfeited upon his resignation on March 24, 2015 and did not vest.
(6)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $49.89 per share, which was the closing price of our common stock on January 30, 2015 (the last business day of fiscal 2014), as reported by the NYSE.
(7)	All options (other than Special One-Time Grants) vest 40% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% on the fifth anniversary of the grant date.
(8)	In May 2013, our Board of Directors, in order to mitigate the impact of the dividend paid pursuant to our February 2013 debt refinancing, approved a modification to the outstanding options, through a combination of exercise price reductions and cash payments. These options were forfeited upon Mr. Metcalf’s resignation on March 24, 2015.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised by our named executive officers, and the vesting of our named executive officers’ restricted stock, during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Thomas A. Kingsbury	220,000	6,630,712	—	—
Marc Katz	51,348	1,494,645	—	—
Todd Weyhrich	14,674	353,643	—	—
Fred Hand	29,348	715,064	—	—
Rick Seeger	—	—	—	—
Paul Metcalf	88,000	3,716,628	27,500	785,125

(1)

The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the weighted average selling price if same-day sales occurred or, to the extent the options were exercised (and underlying shares sold or withheld by us in order to satisfy tax withholding obligations) in connection with a public secondary offering of shares of our common stock, the price per share at which shares of our common stock were sold in connection with such offering) and the exercise price, multiplied by the number of shares underlying the options.
(2)	The value realized is equal to the market price per share on the vesting date (the average of the high and low trading price for shares of our common stock on the NYSE on the vesting date) multiplied by the number of restricted shares that vested.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

The following is a discussion of payments and benefits that would be due to each of our named executive officers upon the termination of his employment with us, including termination in connection with a change of control. Other than with respect to Mr. Weyhrich, whose employment with us terminated by virtue of his resignation and retirement on January 8, 2015, the amounts in the table below assume that each termination was effective as of January 30, 2015, the last business day of fiscal 2014, and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Mr. Weyhrich entered into a separation agreement with us in connection with his resignation and retirement, the terms of which provide for the benefits to which he otherwise would have been entitled under the terms of his employment agreement in the event he was terminated by us without cause or he resigned for good reason. Accordingly, he was entitled to receive only the benefits described below under the caption entitled “Termination Without Cause or for Good Reason” in connection with such resignation and retirement.

Employment Agreements

We maintain employment agreements with each of our named executive officers that provide certain benefits upon termination of employment.

Termination Without Cause or for Good Reason

Each named executive officer’s employment agreement provides that he will be entitled to receive the following in the event that (i) his employment is terminated by us without “cause” or by him for “good reason” (as those terms are defined below), or (ii) other than Mr. Kingsbury, the term of his employment expires on the expiration date specified in his employment agreement:

•	all previously earned and accrued but unpaid base salary and vacation and unpaid business expenses up to the date of such termination or expiration;

•	as applicable, any unpaid guaranteed bonuses or unreimbursed permitted relocation expenses;

•	a pro-rated portion of the then current year’s annual target performance bonus under the Bonus Plan through the date of termination or expiration, based on actual results (Bonus Payment);

•	severance pay (Severance Payment) in the full amount of his base salary at the time of termination or expiration from the date of termination or expiration, as applicable, through the period ending on the first anniversary of the date of termination or expiration (in Mr. Kingsbury’s case, the third anniversary of the date of termination); and

•	full continuation (Benefits Continuation) of his (i) hospital, health, disability, medical and life insurance benefits during the one-year period commencing on the date of termination (in Mr. Kingsbury’s case, a three year period commencing on the date of termination) with respect to Messrs. Kingsbury, Weyhrich, Hand and Katz, provided that to the extent any of those benefits cannot be provided by us during the applicable period, we will provide the executive with a sum of money calculated to permit him to obtain the same benefits individually, as well as reimbursement for related taxes so that he remains whole; and (ii) medical insurance benefits during the one-year period commencing on the date of termination with respect to Messrs. Metcalf and Seeger, but only to the extent such medical insurance benefit was previously elected by the executive and in effect immediately prior to the date of termination and can be provided under our medical insurance plan during such period, provided that to the extent such benefits cannot be provided by us during such period, we will provide the executive with a sum of money calculated to permit him to obtain the same benefits individually, as well as reimbursement for related taxes so that he remains whole.

Except as otherwise stated, such payments will be made by us in regular installments in accordance with our general payroll practices. All amounts payable as compensation are subject to all customary withholding, payroll and other taxes.

If, during the period when either Mr. Metcalf or Mr. Seeger is receiving Severance Payment or Benefits Continuation, he receives compensation from any source for services which are substantially similar to services provided by him under his employment agreement with us or accepts employment with a third party, (i) his Severance Payment will be reduced by the amount of any compensation received by him from such third party or new employer in respect of any services to be provided during the period prior to the first anniversary of termination or expiration, and (ii) Benefits Continuation will immediately cease on the earlier of the date he is first entitled to receive medical insurance benefits from his new employer or the first anniversary of the date of termination or expiration. Mr. Kingsbury’s rights to receive Benefits Continuation will cease at such time as he is eligible to be covered under the hospital, health, disability, medical or life insurance benefits, as applicable, of any subsequent employer.

Each named executive officer shall only be entitled to receive the Bonus Payment, Severance Payment and Benefits Continuation in the event that he:

•	executes a release of claims in respect of his employment with us; and

•	has not breached, as of the date of termination or at any time during the period for which such payments or services are to be made, certain restrictive covenants (Restrictive Covenants) contained in his employment agreement regarding (i) confidentiality, (ii) intellectual property rights, and (iii) non-competition and non-solicitation (each of which extend for a period of one year (or two years, in the case of Mr. Kingsbury) following termination of employment).

Our obligation to make such payments or provide such services will terminate upon the occurrence of any such breach during such period.

For purposes of each named executive officer’s employment agreement,

•	“cause” means the named executive officer (i) is convicted of a felony or other crime involving dishonesty towards us or material misuse of our property; (ii) engages in willful misconduct or fraud with respect to us or any of our customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his employment; (iii) refuses to perform his material obligations under his employment agreement which failure is not cured within 15 days after written notice to him; (iv) misappropriates one or more of our material assets or business opportunities; or (v) breaches a Restrictive Covenant which breach, if capable of being cured, is not cured within 10 days of written notice to him; and

•

“good reason” means the occurrence of any of the following events without the written consent of the named executive officer: (i) a material diminution of his duties or the assignment to him of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with his position; (ii) our requiring him to be based at a location which is 50 or more miles from his principal office location on the date he commences employment with us; or (iii) a material breach by us of our obligations pursuant to his employment agreement (which breach goes uncured after notice and a reasonable opportunity to cure). No such condition is deemed to be “good reason” unless (i) we are notified within 30 days of the initial existence of such condition (or 60 days with respect to Mr. Seeger) and are provided with a period of at least 30 days from the date of notice to remedy the condition, and (ii) (a) with respect to each named executive officer other than Mr. Kingsbury, within 10 days after the expiration of such period (but in no event later than 120 days after the initial existence of the condition), the named executive officer actually terminates his employment with us by providing written notice of resignation for our failure to remedy the condition; or (b) with respect to Mr. Kingsbury, at any time during the period commencing 10 days after the expiration of such period and ending 180 days after Mr. Kingsbury’s knowledge of the initial existence of the condition (but in all events within two years after the initial existence of said condition), Mr. Kingsbury actually terminates his employment with us by providing written notice of resignation for our failure to remedy the condition.

Termination for Any Other Reason

In the event that he is terminated for any other reason, including as a result of his death, disability, voluntary resignation for other than good reason (except in the event of Mr. Kingsbury’s Retirement) or by resolution of our Board of Directors for cause, each named executive officer’s employment agreement provides that he shall only be entitled to receive all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination. A discussion of the benefits to be received by Mr. Kingsbury in connection with his Retirement is included above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Change-in-Control

None of our named executive officers are entitled to receive any payments upon a change-in-control pursuant to the terms of his employment agreement.

Option and Restricted Stock Agreements

The terms of the option agreements and restricted stock agreements with each of our named executive officers include certain provisions regarding vesting upon a change of control and, in the case of Mr. Kingsbury, termination of employment. Such provisions are discussed above under the captions entitled “Long Term Incentives” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

	Termination Without Cause or for Good Reason or Expiration of Employment Agreement					Termination for Any Other Reason ($)(5)	Option Acceleration Upon Change of Control ($)(6)	Restricted Stock Acceleration Upon Change of Control, Death or Disability ($)(7)
Name	Base Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Medical Benefits Continuation ($)(3)	Life Insurance Continuation ($)	Option and Restricted Stock Acceleration ($)(4)
Thomas A. Kingsbury	3,235,355	2,194,043	26,480	2,035	3,192,848	—	3,989,920	7,483,500
Marc Katz	625,000	762,914	12,795	2,003	—	—	997,480	498,900
Todd Weyhrich	538,445	615,730	10,645	2,028	—	—	—	—
Fred Hand	625,000	762,914	12,795	2,035	—	—	997,480	—
Rick Seeger	600,000	—	12,846	2,227	—	—	—	3,500,033
Paul Metcalf	631,657	771,040	12,795	2,352	—	—	6,932,345	1,371,975

(1)	The amount set forth in this column (i) reflects the severance pay the named executive officers would be entitled to receive based upon salaries in effect as of January 9, 2015 with respect to Mr. Weyhrich and January 30, 2015 with respect to each other named executive officer, (ii) with respect to Mr. Kingsbury, assumes that the severance pay will be provided for a period of three years in accordance with the terms of his employment agreement; and (iii) with respect to each named executive officer other than Mr. Kingsbury, assumes that the severance pay will be provided for a period of one year in accordance with the terms of his employment agreement.
(2)	The amounts set forth in this column for each of the named executive officers other than Mr. Weyhrich reflect the actual award to be received pursuant to the Bonus Plan with respect to fiscal 2014 to the extent such officer remains employed by us on the payment date. The amount set forth in this column for Mr. Weyhrich reflects the pro rata portion of his target bonus during fiscal 2014, prorated to reflect the portion of fiscal 2014 during which he was employed by us, payable pursuant to the terms of his separation agreement. As he did not commence employment with us until January 2015, Mr. Seeger was not eligible to receive an award under the Bonus Plan in fiscal 2014.
(3)	The amounts set forth in this column have been calculated based upon the coverage rates and elections in effect for each of the named executive officer, and assumes that we can provide such coverage (i) for a period of three years for Mr. Kingsbury; and (ii) for a period of one year with respect to each named executive officer other than Mr. Kingsbury.
(4)	The market value of each share of our common stock was $49.89 per share (“Market Price”) as of January 30, 2015. The restricted stock agreement pursuant to which Mr. Kingsbury received his grant of restricted shares on December 15, 2014 contains a formula for calculating a number of shares of restricted stock which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or if Mr. Kingsbury resigns with good reason. Accordingly, the amount set forth in this column includes (assuming withholding tax obligations due in connection with the restricted stock are satisfied by a cash payment to us) the product obtained by multiplying the number of accelerated shares of restricted stock by the Market Price in the event Kingsbury’s employment is terminated without cause or if Mr. Kingsbury resigns with good reason. Upon cessation of employment and subject to the terms of the 2006 Incentive Plan, options and restricted stock that have not vested will terminate immediately (subject to the potential acceleration of Special One-Time Grants in the event of a change of control, as described above, and except with respect to Mr. Kingsbury, whose option and Special One-Time Grant agreements contain a formula for calculating a number of options which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or if Mr. Kingsbury resigns with good reason). As of January 30, 2015, all of Mr. Kingsbury’s then outstanding options other than those granted pursuant to Mr. Kingsbury’s Special One-Time Grant agreement were vested. Accordingly, the amount in this column also includes an amount equal to the product obtained by multiplying (a) the number of accelerated options under Mr. Kingsbury’s Special One-Time Grant agreement with an exercise price less than the Market Price, by (b) the amount by which the Market Price exceeds such exercise price.
(5)	Under our employment agreement with each named executive officer, in the event that such named executive officer is terminated for any reason other than by us without cause or by him for good reason, including as a result of death, disability, voluntary resignation for other than good reason (except in the event of Mr. Kingsbury’s Retirement) or by resolution of our Board of Directors for cause, he shall only be entitled to receive all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination.
(6)	All options (other than Special One-Time Grants) become exercisable upon a change of control. The vesting of Special One-Time Grants will not be accelerated in the event of a change of control, provided, however, that in the event that within two years after a change of control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee. Accordingly, the amounts set forth in this column for Messrs. Kingsbury, Katz, Hand and Metcalf represent (assuming (i) withholding tax obligations due in connection with vesting are satisfied by a cash payment to us, and (ii) that a change of control has occurred and the grantee’s employment is terminated without cause or the grantee resigns with good reason) the product obtained by multiplying (a) the number of accelerated options with an exercise price less than the Market Price, by (b) the amount by which the Market Price exceeds such exercise price. As Mr. Weyhrich retired and resigned on January 9, 2015, his Special One-Time grants were forfeited as of that date.
(7)	All unvested shares of restricted stock will remain unvested following any change of control, provided, however, that 100% of such shares will vest if, following a change of control, the named executive officer’s employment is terminated by us without cause or the named executive officer resigns with good reason. Unvested shares of the restricted stock granted to Mr. Kingsbury on December 15, 2014 vest upon Mr. Kingsbury’s death and unvested shares of restricted stock granted to Mr. Metcalf in 2012 vest upon Mr. Metcalf’s death or disability. The formula used to calculate the number of shares of restricted stock which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or if Mr. Kingsbury resigns with good reason is also used to calculate the number of shares of restricted stock which will vest in the event that Mr. Kingsbury’s employment is terminated due to his disability, and the value of the vesting of restricted shares in such case amounts to $200,408. The amount set forth in this column represents (assuming withholding tax obligations due in connection with the restricted stock are satisfied by a cash payment to us) the product obtained by multiplying the number of unvested shares of restricted stock by the Market Price in the event (a) of Mr. Kingsbury’s death or Mr. Metcalf’s death or disability, or (b) the employment of such named executive officer is terminated by us without cause or he resigns with good reason following a change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Incentive Plans

In connection with the Merger Transaction, Burlington Coat Factory Holdings, Inc. (“Holdings”) adopted the 2006 Incentive Plan, which we assumed on May 1, 2013. In connection with our initial public offering, we adopted the 2013 Incentive Plan. Each plan provides for grants of awards to employees, non-employee directors and consultants. There are 10,125,258 shares and 6,000,000 shares of our common stock currently reserved for issuance under the 2006 Incentive Plan and the 2013 Incentive Plan, respectively.

Stockholders Agreement

On March 13, 2014, we, the managers named therein and certain affiliates of Bain Capital (the “investors”) entered into an Amended and Restated Stockholders Agreement (the “Amended Agreement”). The Amended Agreement imposed restrictions on the sale of shares of our common stock subject to the Amended Agreement, which restrictions expired in January 2015 upon the sale by the investors of two-thirds (2/3) of their original holdings of our common stock. Following the completion of a secondary public offering of shares by affiliates of Bain Capital and certain other stockholders on April 7, 2015, affiliates of Bain Capital filed a Form 4 disclosing that as of that date they had ceased to own any of our outstanding common stock.

Merchandise Purchases

Jim Magrini, brother-in-law of Joyce Manning Magrini, our Executive Vice President of Human Resources, is an independent sales representative of one of our suppliers of merchandise inventory. This relationship predated the commencement of Ms. Magrini’s employment with us. The dollar amount of our merchandise inventory purchases through Mr. Magrini serving as an independent sales representative for such supplier amounted to $3,228,478 from the beginning of fiscal 2014 through March 2015. Mr. Magrini’s sales commissions generated by virtue of these transactions amounted to $86,671 from the beginning of fiscal 2014 through March 2015.

Vecchio Consulting Agreement

Jennifer Vecchio commenced employment as our Executive Vice President and Chief Merchandising Officer on May 11, 2015. Prior to such date and since January 2014, Ms. Vecchio provided consulting services to our merchandising organization. Since the beginning of fiscal 2014, we paid Ms. Vecchio a total of $367,799 in her capacity as a consultant.

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

We have adopted policies and procedures whereby our Audit Committee is responsible for reviewing and approving related party transactions. In addition, our Code of Ethics requires that all of our employees and directors inform the Company of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer must complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with Burlington’s management and Deloitte & Touche LLP the audited consolidated financial statements of Burlington contained in Burlington’s Annual Report on Form 10-K for the 2014 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Burlington.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Burlington Stores, Inc.’s Annual Report on Form 10-K for its 2014 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Paul J. Sullivan, Chairman

William McNamara

John Mahoney

The preceding report of the audit committee does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than February 2, 2016.

In accordance with our bylaws, for a proposal of a stockholder to be properly brought before our 2016 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our bylaws, (a) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of our 2015 Annual Meeting of Stockholders, or (b) in the event that our 2016 Annual Meeting of Stockholders is held more than thirty (30) days before or more than seventy (70) days after the first anniversary of our 2015 Annual Meeting of Stockholders, notice must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2016 Annual Meeting of Stockholders and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

Stockholder proposals should be delivered to Burlington Stores, Inc., Attn: Secretary, 2006 Route 130 North, Burlington, New Jersey 08016.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail and through the Internet may be supplemented by solicitation by mail, email, facsimile, personal interview or telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single set of proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock may be “householding” our proxy materials. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon request, Burlington will promptly deliver a separate copy of our proxy materials to any beneficial owner at a shared address to which a single copy of any of those materials was delivered. To receive a separate copy, you may write or call Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one copy in the future, can contact our transfer agent, American Stock Transfer & Trust Company, LLC (if a registered holder), or their bank, broker or other nominee (if a beneficial holder), to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of Burlington’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445. The Annual Report on Form 10-K is also available on our corporate website, www.burlingtonstores.com, under “Investor Relations—SEC Filings.”

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Robert LaPenta, Vice President and Treasurer

Dated: June 1, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

BURLINGTON STORES, INC.

July 17, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice & Proxy Statement, Annual Report on Form 10-K and Form of Electronic Proxy Card are available at -

http://www.astproxyportal.com/ast/18550/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20330300000000001000 2	071715

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND

“FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 30, 2016.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ Thomas A. Kingsbury Class II director ¡ Frank Cooper, III Class II director ¡ William P. McNamara Class II director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

BURLINGTON STORES, INC.

July 17, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice & Proxy Statement, Annual Report on Form 10-K and Form of Electronic Proxy Card are available at - http://www.astproxyportal.com/ast/18550/

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	20330300000000001000 2	071715

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND

“FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 30, 2016.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ Thomas A. Kingsbury Class II director ¡ Frank Cooper, III Class II director ¡ William P. McNamara Class II director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                         ¢

BURLINGTON STORES, INC.

Proxy for Annual Meeting of Stockholders on July 17, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas A. Kingsbury, Christopher Schaub and Robert LaPenta, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Burlington Stores, Inc., to be held at the company’s corporate offices, located at 1830 Route 130 North, Burlington, New Jersey 08016, on July 17, 2015 at 10:00 a.m. Eastern Time, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢